As filed with the Securities and Exchange Commission on May 26, 2000
                                                 Registration No. 333-__________

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           --------------------------
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                                CATALOG.COM, INC.

              (Exact Name of Small Business Issuer in its Charter)

  Oklahoma                                                 7389                              73-1490346
(State or Other Jurisdiction of               (Primary Standard Industrial                (I.R.S. Employer
Incorporation or Organization)                Classification Code Number)                 Identification Number)



                     14000 Quail Springs Parkway, Suite 3600

                          Oklahoma City, Oklahoma 73134

                                 (405) 753-9300

                        (Address and Telephone Number of

          Principal Executive Offices and Principal Place of Business)

             Robert W. Crull, President and Chief Executive Officer

                                Catalog.com, Inc.

                     14000 Quail Springs Parkway, Suite 3600

                          Oklahoma City, Oklahoma 73134

                                 (405) 753-9300

                       (Name, Address and Telephone Number

                              of Agent for Service)
                       ----------------------------------
                                   COPIES TO:

                             Douglas A. Branch, Esq.

                 Phillips McFall McCaffrey McVay & Murrah, P.C.

                         211 N. Robinson, Twelfth Floor

                          Oklahoma City, Oklahoma 73102

                                 (405) 235-4100

                           --------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           --------------------------

                                                        CALCULATION OF REGISTRATION FEE

     ====================================== ================ ============================= ===================== ===================

                                                              Proposed Maximum Offering      Proposed Maximum

               Title of Each Class of        Amount to be               Price                   Aggregate            Amount of
            Securities to be Registered      Registered(1)           Per Share(2)           Offering Price (2)    Registration Fee
     -------------------------------------- ---------------- ----------------------------- --------------------- -------------------
--------------------------------------- --------------- ------------------------------ --------------------- -------------------

Common stock, $.01 par value               1,150,000               $12.00                  $13,800,000            $ 3,643
--------------------------------------- --------------- ------------------------------ --------------------- -------------------
Underwriters Warrants                        100,000               $0.001                       $100              $    1
--------------------------------------- --------------- ------------------------------ --------------------- -------------------
Common stock underlying
underwriters warrants (3)                    100,000               $13.80                  $1,380,000             $364

--------------------------------------- --------------- ------------------------------ --------------------- -------------------

TOTAL                                      1,350,000                                       $15,180,100            $ 4,008
======================================= =============== ============================== ===================== ===================

(1) Includes shares that the underwriters have the option to purchase from the company solely to cover overallotments, if any.

(2) Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

(3) The underwriters' warrants entitle the underwriters to purchase common stock equal to 10% of the total number of shares sold pursuant to the Registration Statement, exclusive of any overallotment shares.

                           --------------------------

  WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAW TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION, DATED MAY 26, 2000

PRELIMINARY PROSPECTUS

                                     [LOGO]

                                CATALOG.COM, INC.

                        1,000,000 Shares of Common Stock

This is an initial public offering of 1,000,000 shares of Catalog.com, Inc. common stock through Institutional Equity Corporation on a firm-commitment basis. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. The offering price may not reflect the market price of our shares after the offering.

We intend to apply to have our common stock approved for listing, subject to notice of issuance, on the American Stock Exchange under the symbol "___"

The underwriters named in this prospectus may purchase up to 150,000 additional shares of our common stock at the initial public offering price less the underwriting discount to cover overallotments.

            Investing in the shares involves a high degree of risk.

                    See "Risk Factors" beginning on page __.

                                                   Per Share      Total

         Initial Public Offering Price               $               $
         Underwriting Fees                           $               $
         Proceeds, Before Expenses,
         to Catalog.com, Inc.                        $               $



We estimate cash expenses, other than the underwriting discounts and commissions set forth above, will be approximately $500,000 and will include a non-accountable allowance to the managing underwriter equal to 1.5% of the gross offering proceeds. We have also agreed to issue a warrant to the managing underwriter, the terms of which are described under the heading "Underwriting."

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INSTITUTIONAL EQUITY CORPORATION                 CAPITAL WEST SECURITIES, INC.



               The date of this prospectus is _____________, 2000


                                TABLE OF CONTENTS

                                                                                                                   Page

Prospectus Summary .............................................................................................  3
Risk Factors ...................................................................................................  6
Use of Proceeds.................................................................................................  15
Dividend Policy.................................................................................................  15
Capitalization..................................................................................................  16
Dilution........................................................................................................  17
Management's Discussion and Analysis of Financial Condition and Results of Operations...........................  18
Business........................................................................................................  22
Management......................................................................................................  30
Transactions With Related Parties...............................................................................  32
Principal Shareholders..........................................................................................  33
Description of Capital Stock....................................................................................  35
Anti-takeover Effects of Provisions of the Certificate of Incorporation and Bylaws..............................  37
Shares Eligible for Future Sale.................................................................................  38
Underwriting....................................................................................................  39
Legal Matters...................................................................................................  41
Experts.........................................................................................................  41
Where You Can Get Additional Information........................................................................  41
Index to Financial Statements...................................................................................  42


     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

Unless otherwise indicated, all information in this prospectus: (i) reflects a 2-for-1 split of our common stock; (ii) reflects the issuance of 794,198 shares of common stock upon conversion of all of our outstanding preferred stock which will occur upon completion of this offering; and (iii) assumes that the underwriters' overallotment option is not exercised. You should read this entire document carefully, including the section titled "Risk Factors" and the financial statements and the notes relating to those statements.

                                Catalog.com, Inc.

Our Business

     Catalog.com, Inc. (www.catalog.com) provides a broad range of advanced Web site hosting and Internet services including:

o Shared Web site hosting and catalog and auction hosting for small and medium-sized businesses;

o Dedicated hosting services for customers that require a server dedicated specifically for their use;

o Business to Business ("B2B") and Business to Consumer ("B2C") electronic commerce ("e-commerce") solutions; and

o    Internet access services including dialup and dedicated access.

         For our shared hosting customers, i.e. customers who share the same hardware and software systems, we have developed an automated system that allows them to register or transfer their domain names and to automatically set up their Web sites, email, and catalog and auction systems. Within minutes of establishing a shared hosting account, our customers may begin building their Web pages and adding their catalog and auction items to their Web site. Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems.

         We have also developed specific expertise in providing Linux-based dedicated servers to small and medium-sized businesses worldwide. Dedicated hosting services enable businesses to establish and maintain their Internet operations using our servers, data center facilities and technical support. We offer our dedicated hosting customers a reasonable monthly fee which includes configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

         In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items from multiple vendors into a single shopping or buying directory. This allows us to develop and host complex B2B and B2C solutions for customers.

         In the cities where we have operations, we also provide 56k dialup, ISDN, ADSL and dedicated Internet access services.

         Our service offerings are designed to allow our customers to rapidly implement their online Internet operations. To this end, we offer our customers:

o The ability to register their domain names with the same company that hosts their Web site thereby reducing the complexity of managing their Internet presence.

o Automatic setup of their Web site and catalog system within 30 minutes of the purchase of a Web site hosting plan. This process is completed with no human intervention. Customers may purchase services 24 hours a day 7 days a week from anywhere in the world.

o Month-to-month payment plans that allow our customers to avoid long-term contracts and high set-up fees.

o Ongoing upgrades of server hardware, software and network bandwidth to support the growth of our customer Internet operations.

o Self-management of their Web sites, email and Web-based catalog and auction systems.

o Access to our robust network with backup connections at each of our data centers.

o Access to Sun Microsystems servers with RAID disk file servers from Network Appliance Corporation to protect against loss of data.

o Telephone and email access to our experienced technical support personnel who solve customer problems using an advanced Oracle-based Intranet support system.

o The use of both Unix and Microsoft NT operating system environments through our shared hosting platform.

         As of March 31, 2000 we had over 7,500 customers and hosted over 5,000 Web sites for customers in all 50 states and over 50 foreign countries. We have over 1,000 resellers and a distributor in Japan who resells our Web site hosting services to over 500 Japanese companies.

Our Strategic Plan

         Our strategy is to take advantage of the growth in Web site hosting and e-commerce and the outsourcing of hosting services to become the leading provider of a broad range of hosting solutions serving small and medium-sized businesses worldwide. To achieve our growth goals we plan to:

o Organize and focus our efforts along three product lines: shared hosting, dedicated hosting and complex hosting.

o Leverage our proprietary e-commerce and auction software solution to develop high value vertical solutions for select B2B and B2C markets.

o Identify strategic acquisition opportunities in both the shared hosting and dedicated hosting markets that allow us to leverage our network support and data center infrastructure to maintain a cost advantage.

o        Develop a leadership position in dedicated Linux hosting services.

o        Continue to expand our network of reseller and channel partners.

o Continue to take advantage of the Catalog.com brand which we believe intuitively denotes e-commerce.

o Establish international sales and marketing operations, including resellers and distributors.

         According  to  the  eMarketer,   "eBusiness   Report",   electronically
transacted sales worldwide will increase 1,164% from nearly $100 billion in 1999 to $1.24 trillion by 2003. Key findings of the "eBusiness Report" include:

o The number of "active" purposeful Web sites in the world will more than double from 850,000 in 1999 to 2.3 million in 2002.

o Small businesses will make the greatest advances in e-commerce revenues over the next few years, growing from $14.3 billion in 1999 to $177 billion by 2003.

o Medium and large businesses will continue to account for the majority of e-commerce revenues, increasing from $57.1 billion in 1999 to $477 billion by 2003.

         We believe we are well-positioned with our combination of Web site hosting and e-commerce capabilities to take advantage of the e-commerce Web site hosting market opportunity.



                              Corporate Information

         We commenced operations in March 1995 when we began, through our predecessor, an Internet service provider business in Dallas, Texas under the trade name "Dallas Internet" (www.dallas.net). We incorporated in Oklahoma in February 1996 under the name Ethos Communications Corp. to acquire the assets of Dallas Internet. In 1998 we acquired the Catalog.com name and related Web site hosting assets, which formed the core of our Web site hosting operations and which, having started in 1994, represented one of the first Web site hosting operations in the U.S.

         Our executive offices are located at 14000 Quail Springs Parkway, Suite 3600, Oklahoma City, Oklahoma 73134, telephone (405) 753-9300.

                                  THE OFFERING

Common Stock Offered........................1,000,000 shares

Common Stock Outstanding

         Prior to this Offering.............4,189,530 shares
         After this Offering................5,189,530 shares

Use of Proceeds.............................We plan to use the proceeds from this offering for capital expenditures, debt reduction and general corporate purposes, principally working capital, strategic acquisitions and additional marketing and sales efforts.  See "Use of Proceeds" on page __ for a more detailed description of our use of proceeds.

Risk Factors................................Investing in these shares involves a high degree of risk and immediate substantial dilution of your investment. As an investor, you should be able to bear a complete loss of your investment.  See "Risk Factors" and "Dilution" for a more detailed discussion.

Proposed AMEX Symbol       "___"

         The 4,189,530 shares outstanding prior to this offering includes (i) the 3,395,332 shares outstanding at May 22, 2000 assuming a 2-for-1 stock split; and (ii) the issuance of 794,198 shares of common stock upon the conversion of all of our outstanding Series B preferred stock, both of which will occur at the completion of this offering.

         The 5,189,530 shares that will be outstanding after this offering is based on the 4,189,530 shares outstanding prior to the offering, plus 1,000,000 shares of common stock to be sold by us in this offering.

         The number of shares of common stock that will be outstanding after this offering does not include:

o 481,500 shares of common stock issuable upon the exercise of currently outstanding stock options with a weighted average exercise price of $3.45 per share;

o 145,752 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;

o 150,000 shares of common stock issuable pursuant to the underwriters' overallotment option; and

o 100,000 shares of common stock issuable upon conversion of the underwriters' warrants.

         The proposed trading symbol does not imply that a liquid and active market will be developed or sustained for the securities upon completion of this offering.

         THE INFORMATION ON OUR WEB SITE IS NOT PART OF THIS PROSPECTUS.

                      SUMMARY FINANCIAL AND OPERATING DATA

         The following selected financial data should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus. The Statements of Operations Data for the years ended December 31, 1998 and 1999 and the Balance Sheet Data as of December 31 1998 and 1999 are derived from the financial statements of Catalog.com that have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the three-month periods ended March 31, 1999 and 2000 are derived from Catalog.com's internally-prepared financial statements and are unaudited. In management's opinion, the unaudited financial statements include all adjustments which Catalog.com considers necessary for a fair presentation of its financial position and the results of its operations for these periods. The results of operations for the three-months ended March 31, 2000 are not necessarily indicative of the results of operations to be expected for the full year.


                                      Year ended December 31,            Three Months ended March 31,
                                                                         1999                  2000
                                      1998           1999             (unaudited)           (unaudited)
                                                (in thousands, except share and per share data)

Statement of Operations Data:
Revenues                              $1,913        $2,838                  $630                 $898
Operating Costs and Expenses           1,872         3,769                   550                1,192
Operating income (loss)                   41          (931)                   80                 (294)
OTHER INCOME (EXPENSES)

     Interest expense                    (86)         (132)                  (33)                 (21)
     Interest and other income             5            47                     1                   21
Net income (loss)                        (40)       (1,016)                   48                 (294)
Dividends on preferred stock             (25)          (85)                  (15)                 (16)

Net income (loss) applicable
to common stockholders                  $(65)      $(1,101)                  $33                $(310)

Net income (loss) applicable to
common stockholders
     per common share:
     Basic                               $(0.02)       $(0.37)                $0.01               $(0.09)
     Diluted                             $(0.02)       $(0.37)                $0.01               $(0.09)
Weighted average common
shares outstanding:
     Basic                            3,424,974     2,970,890             2,510,143            3,395,332
     Diluted                          3,424,974     2,970,890             2,584,344            3,395,332


                                              December 31,                          March 31, 2000
                                         1998            1999              Actual             Pro Forma
Balance Sheet Data:
Cash                                    $103        $1,651                $1,329             $ 10,007(1)
Working capital (deficit)               (542)        1,086                   771                9,594(2)
Total assets                           1,809         3,906                 3,615               12,016(3)
Notes payable and capital
 lease obligations                     1,488           816                   753                   31(4)
Total stockholders' equity
(deficit)                               (478)         (972)               (1,282)              11,415(5)

------------------
(1) Reflects remaining proceeds at an initial public offering price of $11.00 per share, of approximately $8,678,000 after deducting offering costs of approximately $1,600,000 and repayment of outstanding debt of approximately $722,000.

(2) Reflects remaining proceeds of $8,678,000 and reduction of the current portion of long-term debt of approximately $145,000.

(3) Reflects remaining proceeds of $8,678,000 less the elimination of other assets of $277,000 previously capitalized relating to issuance costs on the Series B preferred stock converted at the closing of this offering.

(4)   Reflects repayment of approximately $722,000 of outstanding debt.

(5) Reflects total proceeds of $11,000,000, at an initial public offering price of $11.00, less offering costs of $1,600,000, repayment of outstanding debt of $722,000 and elimination of $277,000 of Series B preferred stock issuance costs.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before buying shares of our common stock. While we have described all risks and uncertainties that we believe to be material to our business, it is possible that other risks and uncertainties that affect our business will arise or become material in the future.

         If we are unable to effectively address these risks and uncertainties, our business, financial condition or results of operations could be materially and adversely affected. In such event, the trading price of our common stock could decline and you could lose all or part of your investment.

Our business and prospects are difficult to evaluate because we have a limited operating history and our business model is still evolving.

         We began operations in 1995 as Dallas Internet, and have a limited operating history. Accordingly, our business model is still evolving. Our limited operating history makes predicting our future results and evaluating the execution of our current business model difficult. Our ability to execute our plans and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving Web site hosting and applications hosting services markets. We may not achieve a significant rate of revenue growth and may not achieve or sustain profitability in future quarterly or annual periods.

We have incurred losses since we began doing business and expect these losses to continue in the foreseeable future.

         We experienced operating losses in each year since we began operations. As of December 31, 1999, we had an accumulated retained deficit of approximately $2.1 million and a net loss of approximately $1.0 million for the year ended December 31, 1999. We expect expense levels to increase in the next several quarters, primarily as a result of increased marketing. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations in the future.

Our  quarterly  and  annual  results  may  fluctuate,   possibly   resulting  in
fluctuations in the price of our common stock.

         As our business develops and expands, we may experience significant annual or quarterly fluctuations in our results of operations. Because of these fluctuations, comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. We expect to continue to experience significant fluctuations in our quarterly and annual results of operations due to a variety of factors, many of which are outside our control. These factors include:

o        demand for and market acceptance of our services;
o        introduction of products or services or enhancements by us and our competitors;
o        the mix of services we sell;
o        customer retention;
o the timing and success of our advertising and marketing efforts and service introductions;
o        the timing and magnitude of capital expenditures, including
         construction costs relating to the   expansion of operations;
o increased competition in the Web site hosting and applications hosting markets;
o changes in our pricing policies and the pricing policies of our competitors;
o        gains or losses of key strategic relationships;
o        regulatory changes;
o        technological innovations; and
o        other general and industry-specific economic factors.

         In addition, a relatively large portion of our expenses are fixed in the short-term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we were unable to continue using third-party products in our services offerings, our service development costs could increase significantly.

Failure to expand Internet infrastructure could limit our future growth.

         Our business and financial results depend on continued growth in the use of the Internet by merchants for the sale of goods and services, and by consumers for the purchase of goods and services. We cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth will slow or stop and our business and financial results will suffer.

We may not be successful in protecting our intellectual property rights.

         We rely on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect our proprietary technology, process and other intellectual property to the extent that such protection is sought or secured at all. The Catalog.com service mark is registered in the U.S. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate, or that we will be able to protect our service marks or trademarks. Our competitors or others could adopt product or service names similar to Catalog.com or our other service marks or trademarks, impeding our ability to build brand identity and possibly leading to customer confusion. We cannot assure you that others will not assert claims against us for infringement and misappropriation of their intellectual property rights, for which we may wish to assert claims. Such claims could be costly and time consuming to litigate, may distract management from the other tasks of operating the business, and may result in our loss of significant rights and the loss of our ability to operate our business. Our inability to adequately protect the name Catalog.com could have a material adverse effect on our business, results of operations and financial condition.

         We also rely on a variety of technologies we license from third parties, including our database and Internet server software, which we use in our Web site to perform key functions. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse affect on our business, results of operations and financial condition.

Rapid technological change could render our technology obsolete.

         To remain competitive, we must continue to enhance and improve our technology and the underlying network infrastructure. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and client requirements and preferences, frequent new products and service introductions embodying new technologies and new industry standards and practices that could render our existing technology obsolete. Our success will depend, in part, on our ability to develop leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The continued development of our technology entails significant technical and business risks. We cannot assure you we will use new technologies effectively or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable for technical, legal, financial or other reasons to adapt in a timely manner to changing market conditions, client requirements or emerging industry standards, our business, financial condition and results of operations could be materially adversely affected.

Our network infrastructure depends on telecommunications network capacity and pricing.

         Our success will depend upon the capacity, scalability, reliability and security of our network infrastructure, including the capacity leased from our telecommunications network suppliers. Our operating results depend, in part, upon the pricing and availability of telecommunications network capacity from a limited number of providers in a market. If capacity (also referred to as "bandwidth") is not available to us as our customers' usage increases, our network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our business would suffer if our network suppliers increased the prices for their services and we were unable to pass along any increased costs to our customers. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services and damage our business.

We may not be able to deliver our services and our business may suffer if our third-party suppliers do not provide us with key components of our network infrastructure on reasonable terms or at all.

         We depend on other companies to supply key components of our network infrastructure. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could adversely affect our business. We have no guaranteed supply arrangements with our vendors and do not carry significant inventories. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to provide them in a timely manner in the event of equipment failure. Our inability or failure to obtain the necessary hardware or parts on a timely basis could result in sustained equipment failure and a loss of revenue due to customer loss or claims for service credits under our service level guarantees. In addition, the inability to obtain equipment or technical services on terms acceptable to us would force us to spend time and money selecting and obtaining new equipment, training our personnel to use different equipment and deploying alternative components needed to integrate the new equipment, with the result that our business could be adversely affected.

We must maintain the compatibility of our services with products offered by our vendors.

         We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our services with products offered by various vendors. Enhanced or newly-developed third-party products may not be compatible with our infrastructure, and such products may not adequately address the needs of our customers. Although we currently intend to support emerging standards, industry standards may not be established, and, even if they are established, we may not be able to conform to these new standards in a timely fashion in order to maintain a competitive position in the market. Our failure to conform to the prevailing standard, or the failure of a common standard to emerge, could cause our business to suffer. In addition, products, services or technologies developed by others could render our services noncompetitive or obsolete.

We have experienced significant growth in our business in recent periods, and any failure to manage this growth could damage our business.

         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect to expand to address potential growth in our customer base and market opportunities. This expansion could be expensive and put a strain on management. We expect to add additional key managerial and operating personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff. Further, we may enter into relationships with various strategic partners, Web sites and other online service providers and other third parties necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Security breaches could harm our business.

         A significant barrier to e-commerce is the secure transmission of confidential information over public networks. Currently, a significant number of our customers authorize us to bill their credit cards to buy products and services. For Internet sales we rely on encryption and authentication technology licensed from third parties to protect the confidentiality of our customers' information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation and possible liability.

         Furthermore, despite the implementation of network security measures our infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by our customers or others. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Any computer break-in could affect consumer confidence in the security of Catalog.com and could seriously damage our business. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may hinder the growth of the Internet as a mass-market medium for commerce.

We  could  experience   system  failures  which  could  harm  our  business  and
reputation.

         We must be able to operate our network around the clock without interruption. Our operations depend upon our ability to protect our network infrastructure, facilities, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions we have taken, and plan to take, we do not have a formal disaster recovery plan and the occurrence of a disaster or other unanticipated problems at our data centers could result in interruptions in our services. Although we have attempted to build redundancy into our network, our network is currently subject to various points of failure, and a problem with one of our routers or switches could cause an interruption in our services to a portion of our customers. In the past we have experienced periodic interruptions in service. In addition, failure of any of our telecommunications providers to provide the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in our services. Any future interruptions could:

o        cause customers or end users to seek damages for losses incurred;
o        require us to replace existing equipment or add redundant facilities;
o        damage our reputation for reliable service;
o        cause existing customers to cancel their contracts; or
o        make it more difficult for us to attract new customers.

Any of these results could damage our business.

The protection of our domain names is uncertain because the regulation of domain names is subject to change.

         We hold rights to various Internet domain names, including "catalog.com" and "dallas.net." Regulation of domain names is expected to change in the near future. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. Other parties have domain names similar to ours, and we may be unable to prevent third parties from acquiring additional domain names that are similar to ours or that infringe upon or diminish the value of our trademarks and other proprietary rights.

The Internet is subject to legal uncertainties and potential governmental regulation that could affect our business.

         The application of existing laws to the Internet, particularly with respect to property ownership, the payment of sales taxes, libel and personal privacy, is uncertain and may take years to resolve. Because the Internet and e-commerce are becoming increasingly popular, various governments may seek to adopt laws and regulations to control their use. These laws and regulations could apply to privacy, pricing and the characteristics and quality of products and services. The growth and development of e-commerce may also prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business over the Internet. The adoption of any of these laws or regulations may reduce Internet usage, which, in turn, could decrease the demand for our products or increase our costs. Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, domestic telephone carriers have requested the Federal Communications Commission to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC grants these requests, the costs of communicating on the Internet could increase substantially, which could reduce Internet usage. Any such request granted by the FCC could harm our business. In addition, U.S. and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. New restrictions in this area could limit our ability to operate as planned and result in significant compliance costs.

Our industry is highly competitive, and we cannot assure you that we will be able to compete effectively.

         The Web site hosting and Internet services market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future, particularly in the area of electronic sales to consumers. We currently or potentially compete with a variety of companies. These competitors include:

o        a   significant   number  of  Web  site  hosting   service   providers,
         applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers;

o other companies with substantial customer bases in the computer and other technical fields; and

o a number of companies which offer Web site hosting and Internet services to consumers at no cost.

     Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Interland, Inc., Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink,
Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation and Navisite, Inc.

         We cannot assure you that the types of companies listed above, and others, will not compete directly with us by adopting a similar business model or developing electronic commerce systems or acquiring such systems from other service providers.

         Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. New technologies and the expansion of existing technologies could also increase competitive pressures. Increased competition may result in reduced operating margins for us, as well as a loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time-to-time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our key employees and may have difficulty hiring and retaining qualified employees.

         Our business and financial results depend in part on the continued service of our key personnel, especially Robert W. Crull, our President, Chief Executive Officer and co-founder, and Bill C. Miller, our Senior Vice President, Chief Technology Officer and co-founder, neither of whom is a party to an employment agreement. We currently carry key person life insurance on Mr. Crull and Mr. Miller in the amount of $1.3 million and $500,000, respectively, and we are the beneficiary of these policies. The loss of the services of any of our executive officers or the loss of the services of certain other key employees could harm our business and financial results. Our business and financial results also depend in part on our ability to attract, retain and motivate other highly skilled employees. Competition for employees in our industry is intense, and we have at times experienced difficulty in hiring and retaining highly skilled employees with appropriate qualifications. We cannot assure you that we will be able to retain our key employees or attract, assimilate and retain other highly qualified management, technical, sales and marketing personnel in the future.

We may need additional capital in the future to operate our business.

         We require substantial working capital to fund our business and expect to use a significant portion of the net proceeds of this offering to fund our expected continuing operating losses. We currently believe that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our presently anticipated cash requirements for at least the next 18-24 months. We may need to raise additional funds in the future to fund our operations, to enhance and/or expand the range of services we offer or to respond to competitive pressures and/or perceived opportunities. If additional funds are raised through the issuance of equity securities, you may experience significant dilution. We cannot be sure that additional financing will be available when needed or that, if available, such financing will be available on terms acceptable to us and our shareholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to expand our sales and marketing organization, develop new products and product enhancements, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Existing shareholders may control matters requiring shareholder approval even after the offering.

         After this offering, our directors and their affiliates will beneficially own, in the aggregate, 59.0% of our common stock assuming that (i) none of such individuals or entities purchase shares of common stock in this offering; and (ii) none of the outstanding options and warrants to purchase 727,252 shares of common stock are exercised (including the underwriters' warrants). Accordingly, these shareholders will have the ability to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a sale of our business or assets.

We may become subject to burdensome government regulation.

         As a provider of Internet access and related services, we are not currently subject to direct regulation by the Federal Communications Commission. However, several telecommunications carriers are seeking to have communications over the Internet regulated by the FCC in the same manner as other more traditional telecommunications services. Local telephone carriers have also petitioned the FCC to regulate Internet access providers in a manner similar to long distance telephone carriers and to impose access fees on such providers and certain recent events suggest that they may be successful in obtaining such treatment. In addition, we operate our services throughout the U.S., and we cannot assure you that regulatory authorities at the state level will not seek to regulate aspects of our activities as telecommunications services. As a result, we could become subject to FCC and state regulation as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues and increase our costs.

         We remain subject to numerous additional laws and regulations that could affect our business. Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. Such laws and regulations have covered, or may cover in the future, issues such as:

o        user privacy;
o        pricing;
o        intellectual property;
o        federal, state and local taxation;
o        distribution; and
o        characteristics and quality of products and services.

         Legislation in these areas could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. It may take years to determine how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, while we do not currently have operations outside of the U.S., the international regulatory environment relating to the Internet market could have an adverse effect on our business, especially if we should expand operations internationally.

         The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. For example, numerous bills have been presented to Congress and various state legislatures designed to address the prevalence of bulk email ("spam") on the Internet. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease our potential revenues or otherwise cause our business to suffer.

We may experience problems introducing new services because of product defects or delays.

         If we experience problems related to the reliability and quality of our services or delays in the introduction of new versions of, or enhancements to, our services, we could experience increased subscriber cancellations, adverse publicity and reduced sales of advertising and products. Our services are very complex and are likely to contain a number of undetected errors and defects, especially when new features or enhancements are first released. These errors or defects, if significant, could harm the performance of such services, result in ongoing redevelopment and maintenance costs, and/or cause dissatisfaction on the part of subscribers and advertisers. Such costs, delays or dissatisfaction could negatively affect our business.

Disruption of our services caused by unknown software defects could harm our business and reputation.

         Our service offerings depend on complex software, including our proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources.

Providing   services  to  customers   with  critical  Web  sites  and  Web-based
applications could potentially expose us to lawsuits for customers' lost profits or other damages.

         Because our Web site hosting and applications hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Although the standard terms and conditions of our customer contracts disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problems that the customer may ascribe to us. There can be no assurance a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.

We may be accused of infringing the proprietary rights of others, which could subject us to costly and time-consuming litigation.

         In addition to the technologies we develop or have developed, we license certain technologies from third parties and may license additional technologies in the future. To date, we have not been notified that our services infringe on the proprietary rights of any third parties, but third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, third parties may change the terms of their license agreements in ways that would prevent us from using technologies licensed from them on commercially reasonable terms or that would prevent us from using them at all. We may not be able to replace those technologies with technologies that have the same features or functionality on commercially reasonable terms or at all.

We could face liability for information disseminated through our network.

         The law relating to the liability of online services companies for information carried on or disseminated through their networks is currently unsettled. Claims could be made against online services companies under both U.S. and foreign law for defamation, negligence or copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon other entities are currently pending against other companies. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. Other countries may also enact legislation or take action that could impose liability on us or cause us not to be able to operate in those countries. The imposition upon us and other online services of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

The future sale of our common stock may depress our stock price.

         If our shareholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the offering, we will have 5,189,530 shares of common stock outstanding. Of these shares, the 1,000,000 shares being offered hereby may be freely traded. This leaves 4,189,530 shares eligible for sale in the public market as follows:

            Number of Shares         Date of Availability for Sale

                128,310                   Currently
                794,198                   Upon expiration of the lock-up period
               3,267,022                  At various times after expiration
                                          of the lock-up period

         Our directors and officers and certain of our shareholders have agreed, subject to specified exceptions, that they will not sell, directly or indirectly, any common stock without the prior written consent of Institutional Equity Corporation for a period of 180 days from the date of this prospectus. The above table assumes the effectiveness of such lock-up arrangements.

         In addition, we intend to register for resale the 540,000 shares of common stock reserved for issuance under the 1997 and 1999 Stock Option Plans. We expect such registration to become effective immediately upon filing. As of the date of this prospectus, options to purchase a total of 481,500 shares of common stock are outstanding, of which options to purchase 175,500 shares will be immediately exercisable upon the closing of this offering. Upon exercise, these shares and shares subject to options granted after the date hereof will be covered by that registration and will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of lock-up agreements. These stock options generally have exercise prices significantly below the assumed initial public offering of our common stock. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

         Certain shareholders, representing approximately 794,198 shares of common stock, have the right, subject to conditions, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital.

There has been no prior market for our common stock and we anticipate that our stock price will be highly volatile.

         Prior to the offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in Catalog.com will lead to the development of an active trading market or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares will be determined by negotiations between us and the underwriters' representatives and may not be indicative of prices that will prevail in the trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

We will have broad discretion in using a substantial portion of the offering proceeds and how we invest these proceeds may not yield a favorable return.

         Our management can spend the proceeds from this offering in ways with which the shareholders may not agree. The net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes, which gives management broad discretion on the use of these proceeds. We cannot predict that the proceeds will be invested to yield a favorable return.

We have anti-takeover provisions that may make it difficult for a third party to acquire us.

         Provisions of our certificate of incorporation, our bylaws and Oklahoma law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. See "Description of Capital Stock."

We do not plan to pay dividends in the foreseeable future; shareholders will need to sell shares to realize a return on their investment.

         We have not declared or paid any cash dividends on our common stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, shareholders will need to sell shares of common stock in order to realize a return on their investment, if any.

You should not rely on forward-looking statements because they are inherently uncertain.

         You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "believes," "anticipates," "plans," "expects," "future," "intends" and similar expressions. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the Internet. Our actual results could differ materially from those expressed or implied by such forward-looking statements as a result of certain factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

The reliability of market data included in this prospectus is uncertain.

         Since we operate in a new and rapidly changing market, we have included market data from industry publications. The reliability of these data cannot be assured. Market data used throughout this prospectus were obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

                                 USE OF PROCEEDS

         We estimate that the net proceeds we receive from the sale of the 1,000,000 shares, assuming an offering price of $11.00 and after deducting the underwriting discount and offering expenses of approximately $1.6 million, will be $9.4 million if the underwriters' overallotment option is not exercised.

         We currently intend to use approximately $3.4 million of the net proceeds to fund capital expenditures consisting of the purchase of servers and other hardware, and the build-out of new and existing data center facilities. We also intend to use approximately $0.7 million to pay off our outstanding notes payable as described in the notes to our financial statements included in this prospectus. We intend to use the balance of the proceeds, or approximately $5.3 million, to expand our sales and marketing efforts, working capital and other general corporate purposes. We may use some of the proceeds for strategic investments and acquisitions, although we have no current plans, agreements or commitments with respect to any acquisition or investments of this type. Our management will have significant flexibility in applying a substantial portion of the net proceeds of the offering. Until we use such net proceeds, we intend to invest the net proceeds in interest-bearing instruments.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

         The difference between the public offering price per share of the common stock and the as adjusted pro forma net tangible book value per share of the common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities), by the number of outstanding shares of common stock.

         The pro forma net tangible book value of our common stock as of March 31, 2000 after giving effect to the conversion of all outstanding preferred stock into 794,198 shares of common stock, was $783,000, or approximately $.19 per share. Assuming we sell all 1,000,000 shares offered hereby at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and estimated offering expenses and applying the estimated net proceeds therefrom, the pro forma net tangible book value of Catalog.com as of March 31, 2000 would have been $10,183,000, or $1.96 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.77 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $9.04 per share to new investors. The following table illustrates this per share dilution to new investors:

       Initial public offering price per share.......................................................$11.00
            Pro forma net tangible book value per share as of March 31, 2000..............$ 0.19
            Increase attributable to new investors........................................  1.77
                                                                                           ------
       Pro forma net tangible book value per share after offering....................................  1.96
                                                                                                      -----
       Dilution in net tangible book value per share to new investors................................$ 9.04
                                                                                                      =====

         This table excludes all options that will remain outstanding on completion of this offering. At March 31, 2000, there were 481,500 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $3.45 per share. To the extent that these options are exercised, there will be further dilution to new investors.

         The following table sets forth, as of March 31, 2000, the differences between the total consideration and average price per share paid to us by officers, directors and affiliates thereof in connection with the purchase of common stock and the total consideration and the average price per share paid by the new investors in this offering, before deducting expenses payable by us, using the estimated public offering price of $11.00 per share.

                                                                                                        Average
                                           Shares Purchased                 Total Consideration        Price  Per

                                          Number       Percent              Amount      Percent          Share

      Officers, directors                3,069,356      75.4%            $ 1,294,085     10.5%          $  .42
      and       affiliates
      New investors                      1,000,000      24.6%             11,000,000     89.5%             11.00
                                         ---------      -----             ----------     -----
               Total                   4,069,356       100.0%            $12,294,085    100.0%
                                       ===========     =======          ==============  ======

         If the underwriters' overallotment option is exercised in full, the number of shares held by new public investors will be increased to 1,150,000 or approximately 21.5% of the total number of shares of our common stock outstanding after this offering.

                                 CAPITALIZATION

         The following table sets forth (i) the actual capitalization of Catalog.com as of March 31, 2000; and (ii) pro forma capitalization of Catalog.com after giving effect to the sale of the 1,000,000 shares offered hereby at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us and the application of the net proceeds therefrom.

         This information should be read in conjunction with the financial statements and the notes relating to such statements appearing elsewhere in this prospectus.

                                                                            March 31, 2000

                                                               -----------------------------------------
                                                                           Actual            Pro Forma

                                                                               (in thousands)

Cash                                                                       $ 1,329          $ 10,007(1)
                                                                           =======          ===========

Notes payable and capital lease obligations                                 $  753          $     31(2)
Series B preferred stock, $.01 par value; 800,000
shares authorized; 794,198 shares issued and
outstanding, actual; no shares issued and
outstanding on a pro forma basis                                             3,574                --(3)

Stockholders' equity (deficit)
Common stock,  $.01 par value; 19 million shares
authorized;  3,395,332  shares issued and outstanding,
actual; 5,189,530 shares issued and outstanding on a pro
forma basis                                                                     34                52(4)
   Additional paid-in capital                                                1,057            13,736(5)
   Retained deficit                                                         (2,373)           (2,373)
                                                                           -------           -------

   Total stockholders' equity (deficit)                                     (1,282)           11,415
                                                                           -------           -------

Total capitalization                                                       $ 3,045         $  11,446
                                                                           =======         =========

--------------------
(1) Reflects remaining proceeds at an initial public offering price of $11.00 per share, of approximately $8,678,000 after deducting offering costs of approximately $1,600,000 and repayment of outstanding debt of approximately $722,000.

(2) Reflects the repayment of approximately $722,000 of outstanding debt.

(3) Reflects conversion of the Series B preferred stock which will occur at the completion of this offering.

(4) Reflects the issuance of 794,198 of common stock upon conversion of the Series B preferred stock and the issuance of the 1,000,000 shares of common stock in this offering.

(5) Reflects the additional paid-in capital on 1,000,000 common shares at an initial public offering price of $11.00 per common share and the conversion of the Series B preferred stock with a redemption value of approximately $3,574,000.

         The 5,189,530 shares of common stock issued and outstanding on a pro forma basis reflects a 2-for-1 split and the issuance of 794,198 shares of common stock upon conversion of all of our outstanding convertible preferred stock which will occur at the closing of this offering, but does not include:

o 481,500 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $3.45 per share as of May 22, 2000;

o 145,752 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $4.50 per share;

o 150,000 shares of common stock issuable pursuant to the overallotment option; and

o 100,000 shares of common stock issuable upon the exercise of the underwriters' warrants.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         We provide a broad range of advanced Web site hosting and Internet services, including shared Web site hosting and catalog and auction hosting for small and medium-sized businesses, dedicated hosting services for customers that require a separate server dedicated specifically for their use, B2B and B2C e-commerce solutions, and Internet access services including dialup and dedicated access.

         Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems and are automated to permit our customers to register or transfer their domain names and to automatically set up their Web sites, email, and catalog and auction systems. We also provide Linux-based dedicated servers to small and medium-sized businesses worldwide, which permit our customers to establish and maintain their Internet operations using our servers, data center facilities and technical support. We offer our dedicated hosting customers a reasonable monthly fee which includes configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

         In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. This allows us to develop and host complex B2B and B2C solutions for customers.

Results of Operations

         In the text below, financial statement numbers have been rounded; however, the percentage changes are based on our actual financial statements. The following table sets forth percentage of revenue data for the years ended December 31, 1998 and 1999, and the three-month periods ended March 31, 1999 and 2000.

                                                                                     % of Revenues
                                                                           Year Ended          Three Months Ended
                                                                           December 31,               March 31,
                                                                         1998          1999       1999         2000

Revenues                                                                100.0%        100.0%     100.0%        100.0%

Costs and expenses:
     Communications and operations                                       31.0          23.8       25.7          22.5
     Sales and marketing                                                  7.2          18.6        3.6          23.0
     General and administrative                                          39.3          69.8       39.7          68.2
     Depreciation and amortization                                       20.4          20.6       18.3          19.1

Operating income (loss)                                                   2.1         (32.8)      12.7         (32.8)
Other income (expense):
     Interest and other income                                            0.3           1.7        0.2           2.4
     Interest expense                                                    (4.5)         (4.7)      (5.3)         (2.3)

Net income (loss)                                                        (2.1)        (35.8)       7.6          (32.7)


Three Months Ended March 31, 2000 Compared to the Three Months Ended March 31, 1999

Revenues

         Our revenues increased $268,000 to $898,000 for the three-month period ended March 31, 2000 from $630,000 for the three-month period ended March 31, 1999. The increase was primarily due to the overall increase in the number of our customers, the addition of new customers that require more complex hosting services, and customers generating higher average monthly hosting fees.

Communications and Operations

         Our communications and operations costs increased $40,000 to $202,000, or 22.5% of revenue, during the three-month period ended March 31, 2000 from $162,000, or 25.7% of revenue, during the three-month period ended March 31, 1999. The increase in communications and operations costs over the two periods was due primarily to increases in our bandwidth connectivity to the Internet and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $5,000 to approximately $165,000 for the three-month period ended March 31, 2000 from $160,000 for the three-month period ended March 31, 1999, to support our increased business activities. Equipment operating lease expense increased $14,000 in the three-months ended March 31, 2000 over the same period in 1999, as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.

Sales and Marketing

         Sales and marketing expenses increased $183,000 to $206,000, or 23% of revenues, during the three-month period ended March 31, 2000 from $23,000, or 3.6% of revenues, in the three-month period ended March 31, 1999. The increase was due primarily to an increase in marketing and sales personnel and related expenses, and increased advertising costs associated with efforts to increase sales and market exposure. Sales and marketing personnel and related expenses increased $134,000 to $153,000, or 77.1% of sales and marketing expense, from $19,000 for the three-month period ended March 31, 1999. Advertising costs increased $44,000 in the three-month period ended March 31, 2000 over the same period in 1999. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 2000.

General and Administrative

         General and administrative expenses increased $362,000 to $612,000, or 68.2% of revenue, during the three-month period ended March 31, 2000 from $250,000, or 39.7% of revenue, for the three-month period ended March 31, 1999. The increase is primarily due to increases in personnel and related expenses and expansion of office facilities to accommodate our growth. Personnel and related expenses increased $255,000 to $433,000, or 69.8% of general and administrative expenses, for the three-month period ended March 31, 2000 from $178,000 for the three-month period ended March 31, 1999. Expenses related to office facilities increased $52,000 to $73,000 for the three-month period ended March 31, 2000 from $21,000 for the three-month period ended March 31, 1999.

Depreciation and Amortization

         Depreciation and amortization increased $57,000 to $172,000 for the three-month period ended March 31, 2000 from $115,000 for the three-month period ended March 31, 1999. This increase was due primarily to depreciation on additions to property and equipment purchased to sustain the growth of our business, and amortization of internal use software and Web site development costs. Depreciation expense was $40,000 greater in the three-month period ended March 31, 2000 than in the same period ended March 31, 1999. Amortization expense was $17,000 greater in the three-month period ended March 31, 2000 than in the same period ended March 31, 1999.

Other Income (Expense)

         Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $20,000 to $21,000 for the three-month period ended March 31, 2000 from $1,000 for the three-month period ended March 31, 1999. This increase was due primarily to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances available for investment. During the three-month periods ended March 31, 1999 and 2000, we incurred interest expense in the amount of $33,000 and $21,000, respectively. This decrease was due to a reduction in our overall debt levels.

Income Taxes

         No provision for federal income taxes has been recorded as we have incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carryforwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax assets for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Income (Loss)

         Our net loss for the three-month period ended March 31, 2000 was $294,000 compared to net income for the three-month period ended March 31, 1999 of $48,000. Our net loss for the three-month period ended March 31, 2000 was incurred primarily as a result of a $40,000 increase in communications and operations costs, a $183,000 increase in sales and marketing expenses, a $362,000 increase in general and administrative expenses and a $57,000 increase in depreciation and amortization expense from the three-month period ended March 31, 1999. These increases were partially offset by an increase in revenue of approximately $268,000 to $898,000 for the three-month period ended March 31, 2000 from $630,000 for the three-month period ended March 31, 1999.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Revenues

         Our revenues for the year ended December 31, 1999 were approximately $2.8 million compared to $1.9 million for the year ended December 31, 1998. The increase in our revenues of $900,000, or 48.4%, in 1999 is primarily due to growth in Web site hosting and the acquisition of the Web site hosting customers of Network Wizards on July 31, 1998. The number of our customer accounts increased from approximately 5,900 at December 31, 1998 to approximately 6,400 at December 31, 1999.

Communications and Operations

         Our communications and operations costs increased $82,000 to $675,000, or 23.8% of revenue, during fiscal 1999 from $593,000, or 31.0% of revenue, during fiscal 1998. This increase in communications and operations costs was primarily due to increases in bandwidth and expenses under operating lease facilities on network equipment. Our bandwidth expenses increased $26,000 to $602,000 for the year ended December 31, 1999 from $576,000 for the year ended December 31, 1998 to support our increased business activities. Equipment operating lease expense increased approximately $37,000 from the year ended December 31, 1998 to the year ended December 31, 1999 as additional equipment was added to strengthen our infrastructure. We expect our communications and operations costs to continue to increase in conjunction with the growth of our business.

Sales and Marketing

         Sales and marketing expenses increased $392,000 to $529,000, or 18.6% of revenues, during 1999 from $137,000, or 7.2% of revenues, during 1998. The increase was due primarily to an increase in advertising costs incurred as the result of an enhanced marketing campaign. Advertising costs increased $391,000 to $403,000, or 76.2% of sales and marketing expenses, from $12,000 for the year ended December 31, 1998. We intend to significantly increase our sales and marketing expenditures during the remainder of fiscal 2000.

General and Administrative

         General and administrative expenses increased $1,227,000 to $1,980,000, or 69.8% of revenue, during the year ended December 31, 1999 from $753,000, or 39.3% of revenue, for the year ended December 31, 1998. The increase is primarily due to increases in personnel and related expenses, employee recruiting fees and expansion of office facilities to accommodate our growth. Personnel and related expenses increased $867,000 to $1,368,000, or 69.1% of general and administrative expenses, for the year ended December 31, 1999 from $501,000 for the year ended December 31, 1998. Expenses related to office facilities increased $151,000 to $214,000 for the year ended December 31, 1999 from $63,000 for the year ended December 31, 1998.

Depreciation and Amortization

         Depreciation and amortization increased $197,000 to $586,000, or 20.6% of revenue, during the year ended December 31, 1999 from $389,000, or 20.4% of revenue, during the year ended December 31, 1998. This increase was due primarily to depreciation on additions of property and equipment purchased to sustain the growth of our business, and amortization of intangibles recorded on the purchase of the Network Wizards assets in July 1998. Depreciation expense was $56,000 greater in fiscal 1999 than fiscal 1998. Amortization expense was $141,000 greater in fiscal 1999 than fiscal 1998.

Other Income (Expense)

         Other income (expense) consists primarily of interest income on our cash balances and interest expense on our outstanding notes payable and capital lease obligations. Interest earned on our cash and cash equivalents increased $42,000 to $47,000 for the year ended December 31, 1999 from $5,000 for the year ended December 31, 1998. This increase was primarily due to the closing of a private placement of equity securities in September 1999, which resulted in larger cash balances for investment. During the years ended December 31, 1998 and 1999, we incurred interest expense in the amount of $86,000 and $132,000, respectively. The increase in 1999 is primarily due to the underlying debt incurred in mid-1998.

Income Taxes

         No provision for federal income taxes has been recorded as we have incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $874,000 of federal net operating loss carryforwards available to offset future taxable income. These carry-forwards begin to expire in 2013. We have recorded a valuation allowance for all of our net deferred tax asset for all periods presented due to uncertainty that we will generate sufficient taxable income during the carryforward period to realize the benefit of our net deferred tax asset. In addition, after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of these net operating loss carryforwards.

Net Loss

         Our net loss increased $977,000 to approximately $1,017,000 during the year ended December 31, 1999 from $40,000 during the year ended December 31, 1998. Our net loss increased primarily as a result of increased sales and marketing expenses, and general and administrative expenses in 1999 from 1998. This increase was partially offset by an increase in revenue of approximately $900,000 to $2.8 million in 1999 from $1.9 million in 1998.

Liquidity and Capital Resources

         We have historically financed our operations primarily through private placements of equity and internally generated cash flows from operations. The long term debt reflected on our December 31, 1999 balance sheet was incurred to purchase the Catalog.com Internet services assets of Network Wizards on July 31, 1998.

         At December 31, 1999 and March 31, 2000, we had cash totaling approximately $1.7 million and $1.3 million, respectively. The net change of $322,000 in the three-month period ended March 31, 2000 was due to $103,000 used to fund operations, $63,000 used to meet capital lease and debt service requirements and $156,000 of investments in property and equipment including network infrastructure, dedicated Web servers and internal use software and Web site development costs.

         Total borrowings under our notes payable as of March 31, 2000 were approximately $722,000. We intend to repay the amount of long term debt outstanding with a portion of the proceeds of this offering.

         We believe that our current cash balances, proceeds from this offering and cash flows from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 24 months. However, on a long-term basis, we may require additional external financing for working capital and capital expenditures. If additional funds are raised through the issuance of equity or convertible securities, the percentage ownership of our shareholders will be reduced and our shareholders may experience additional dilution. We anticipate that further expansion of our operations will cause us to incur negative cash flows on a short-term basis, and therefore require us to use our cash and other liquid resources to support our growth. Our operating and investing activities on a long-term basis may require us to obtain additional equity or debt financing. We have no present understandings, commitment or agreements with respect to any acquisitions of other businesses, products, services or technologies. However, we may evaluate potential acquisitions of other businesses, products and technologies from time to time. In order to consummate potential acquisitions, we may need additional equity or debt financings in the future.

                                    BUSINESS

Overview

         We provide a broad range of advanced Web site hosting and Internet services including:

o Shared Web site hosting and catalog and auction hosting for small to medium-sized businesses;

o Dedicated hosting services for customers that require a separate server dedicated specifically for their use;

o       B2B and B2C e-commerce solutions; and

o       Internet access services including dialup and dedicated access.

         For our shared hosting customers, i.e. customers who share the same hardware and software systems, we have developed an automated system that allows them to register or transfer their domain names and to automatically set up their Web sites, email, and catalog and auction systems. Within minutes of establishing a shared hosting account, our customers may begin building their Web pages and adding their catalog and auction items to their Web site. Our shared hosting services are available on both the Microsoft NT and Sun Microsystems Solaris UNIX operating systems.

         We have also developed specific expertise in providing Linux-based dedicated servers to small and medium-sized businesses worldwide. Dedicated hosting services enable businesses to establish and maintain their Internet operations using our servers, data center facilities and technical support. We offer our dedicated hosting customers a reasonable monthly fee that includes configuration of the server, installation of the server in our data center facility, and server maintenance and technical support. We also provide and support dedicated hosting services based on Sun Microsystems Solaris, Microsoft Windows NT/2000, and Red Hat Linux operating systems.

         In addition, we have developed a proprietary Web-based catalog and auction software system which allows us to combine catalog and auction items for multiple vendors into a single shopping or buying directory. This allows us to develop and host complex B2B and B2C solutions for customers.

         In the cities where we have operations, we also provide 56k dialup, ISDN, ADSL and dedicated Internet access services.

         Our service offerings are designed to allow our customers to rapidly implement their online Internet operations. To this end, we offer our customers:

o The ability to register their domain names with the same company that hosts their Web site thereby reducing the complexity of managing their Internet presence.

o Automatic setup of their Web site and catalog system within 30 minutes of the purchase of a Web site hosting plan. This process is completed with no human intervention. Customers may purchase services 24 hours a day 7 days a week from anywhere in the world.

o Month-to-month payment plans that allow our customers to avoid long-term contracts and high set-up fees.

o Ongoing upgrades of server hardware, software and network bandwidth to support the growth of our customer Internet operations.

o Self-management of their Web sites, email and Web-based catalog and auction systems.

o Access to our robust network with backup connections at each data centers.

o Access to Sun Microsystems servers with RAID disk file servers from Network Appliance Corporation to protect against loss of data.

o Telephone and email access to our experienced technical support personnel who solve customer problems using an advanced Oracle-based Intranet support system.

o The use of both Unix and Microsoft NT operating system environments through our shared hosting platform.

         As of March 31, 1999 we had over 7,500 customers and hosted over 5,000 Web sites for customers in all 50 states and over 50 foreign countries. We have over 1,000 resellers and a distributor in Japan who resells our Web site hosting services to host over 500 Japanese companies' Web sites.

Company History

         We commenced operations in March 1995 when we began, through our predecessor, an Internet service provider business in Dallas, Texas under the trade name "Dallas Internet" (www.dallas.net). In February 1996, we incorporated under the laws of the State of Oklahoma as "Ethos Communications Corp." for the purpose of acquiring the assets of Dallas Internet. Also in that year we expanded our services to Oklahoma City and Tulsa, Oklahoma (www.oklahoma.net) under the name Ethos Internet Services, creating full coverage of North Texas and Oklahoma.

         In early 1997, we became one of the first companies to provide an Internet-based catalog system. Our catalog system was unique in that all functions, from adding new products to changing prices, were accomplished over the Internet. Due to the proprietary nature of the catalog software engine, we are able to fully integrate the software with the www.catalog.com Web site hosting services thereby providing unique shopping functionality and ease of use.

         On July 31, 1998, we acquired the Catalog.com name and Web site hosting assets of Network Wizards, for $1.2 million in cash. The acquisition included approximately 1,900 Web site hosting subscribers along with the "Catalog.com" name. These assets represented one of the first Web site hosting operations in the United States. The acquisition not only increased our revenues, but also provided us with a "branded" name for future marketing activities. To further identify us with the expanded operations occasioned by this acquisition, we changed our name to "Catalog.com, Inc." in April 1999.

The Industry

         The Internet. The Internet continues to demonstrate significant growth. One of the many reasons for the overall growth in Internet users has been the rapid emergence of the Internet as a global B2B and B2C commerce medium. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established Web sites as a means to expand customer reach and improve communications and operational efficiency. As businesses become more familiar with the Internet as a communications and commerce platform, an increasing number of businesses have begun to implement more complex and mission-critical applications over the Internet. These applications include sales, customer service, customer acquisition and retention programs, communication tools such as email and messaging, and B2B and B2C e-commerce.

         The increasing reliance on the Internet and the growing complexity and functionality of Web sites has made the management and maintenance of Web sites an increasingly complex task. As a result, many businesses, particularly small and medium-sized businesses, have elected to outsource the implementation and management of their Web sites. We believe outsourcing can provide a business with a number of benefits including:

o        Lower start-up and operating costs;
o        Faster time to market;
o        Greater security and reliability; and
o        Less attention diverted from a company's core business activities.

         Applications  Hosting Market.  Applications  hosting  enables  software
applications   to  be  deployed,   managed,   supported  and  upgraded  from  an
applications service provider's centrally-located servers, rather than on individual desktop computers. Applications service providers typically rent software applications over the Internet to customers for a monthly fee. Advantages of applications hosting to customers include reduced upfront capital expenditures, lower operating costs and faster applications implementation. Due to these advantages, the applications hosting market is growing rapidly.

Current Market Fragmentation. Both the Web and applications hosting markets today are fragmented and consist primarily of the following types of providers:

o Small Web site hosting providers who do not have the capital, resources and focus to develop and offer a broad selection of high quality services and support at competitive prices;

o Large providers whose core service offerings tend to be geared toward large businesses or only toward those businesses which seek to implement or maintain the most complex types of Web sites;

o             National and local Internet  service  providers or ISPs whose core
              business   focus   centers   around  the   provision  of  Internet
              connectivity rather than hosting; and

o Web design and consulting firms whose core expertise is not hosting.

         Market Opportunity. We believe that small and medium-sized businesses are a large and rapidly growing segment of the market that have been underserved by Web and applications hosting companies. Many small and medium-sized businesses without internal technical resources dedicated to Internet services have found that developing an Internet presence may be a complicated and time-consuming task. Similarly, such small and medium-sized businesses have not had access to the type and quality of Internet-based services that larger, more sophisticated companies currently enjoy. We therefore believe that a significant market opportunity exists for us to deliver a comprehensive and easy-to-use suite of services designed to address the specific needs of the small and medium-sized business customer.

Strategy

         Our strategy is to take advantage of the growth in Web site hosting and e-commerce and the outsourcing of hosting services to become the leading provider of a broad range of hosting solutions serving small and medium-sized businesses worldwide. To achieve our growth goals we plan to:

o Organize and focus our efforts along three product lines: shared hosting, dedicated hosting and complex hosting.

o Leverage our proprietary e-commerce and auction software solutions to develop high value vertical solutions for select B2B and B2C markets.

o Identify strategic acquisition opportunities in both the shared hosting and dedicated hosting markets that allow us to leverage our network support and data center infrastructure to maintain a cost advantage.

o        Develop a leadership position in dedicated Linux hosting services.

o        Continue to expand our network of reseller and channel partners.

o Continue to take advantage of the Catalog.com brand which we believe intuitively denotes e-commerce.

         According  to  the  eMarketer,   "eBusiness   Report",   electronically
transacted sales worldwide will increase 1,164% from nearly $100 billion in 1999 to $1.24 trillion by 2003. Key findings of the "eBusiness Report" include:

o The number of "active" purposeful Web sites in the world will more than double from 850,000 in 1999 to 2.3 million in 2002.

o Small businesses will make the greatest advances in e-commerce revenues over the next few years, growing from $14.3 billion in 1999 to $177 billion by 2003.

o Medium and large businesses will continue to account for the majority of e-commerce revenues, increasing from $57.1 billion in 1999 to $477 billion by 2003.

         We believe we are well-positioned with our combination of Web site hosting and e-commerce capabilities to take advantage of the e-commerce Web site hosting market opportunity.

Product Strategy

         Our product strategy consists of four key components:

o        domain name registration;
o        shared hosting services;
o        dedicated hosting services; and
o        complex hosting services.

         Every company using Web site hosting services must register a domain name. We have applied and obtained ICANN accreditation to be a domain name registrar. This will allow us to provide ".com", ".net" and ".org" domain names to companies worldwide and to potentially serve as the first contact for companies establishing an initial Web presence. We anticipate that our registration system will be operational by the end of June 2000. In the interim, we are registering domain names using OpenSRS, a service of Tucows.

         Most small and medium-sized companies utilize shared hosting services. We offer six shared hosting plans; three on the UNIX operating system and three on the Microsoft NT platform, providing our customers with a complete range of shared hosting services. These plans currently range from $24.95 per month to $59.95 per month, making them affordable to most small-sized companies.

         Dedicated hosting provides companies complete control of their hosting platform. We use Cobalt Networks and their LINUX based server appliances as our platform for dedicated hosting. We also offer dedicated Microsoft NT and Red Hat Linux dedicated servers. Our dedicated hosting solutions currently range from $199 per month to several thousand dollars depending on the customer's requirements.

         For customers  requiring more sophisticated  hosting solutions we offer
complex  hosting  services  that  include  sophisticated   solutions  engineered
specifically for the customer.

         To increase the number of our domain registrations, shared Web site hosting and dedicated subscribers and increase our revenues, we intend to aggressively advertise our hosting capability on the leading online hosting directories. We are building an outside sales force to solicit additional complex Web site hosting customers.

         We currently have a number of retailers hosting their sites with Catalog.com and several affiliates that pay for products purchased as a result of being directed to their site from Catalog.com. We also have a network of over 1,000 Web designers ("resellers") that refer Web site hosting subscribers to us in exchange for a portion of our monthly recurring fee calculated at:

o        20% of the retail  sales  price for the first 10  products,  plus
o        40% of the retail sales price for 11 or more products.

         We intend to expand our independent Web designer reseller channel by advertising in trade journals read by Web designers, direct marketing to Web designers via email and entering into strategic alliances with Web design firms.

Unified Messaging

         We offer a unique and innovative electronic event notification service known as eNotify.com, which provides Web-based email, email monitors/filters, a calendar/scheduler, a pager service and a network monitoring tool. When a customer signs up to eNotify, a free email account is automatically set up as well. Any email sent to that address can be put in the inbox, forwarded to an alpha-numeric pager, forwarded to another email address or any combination of the three. The email monitor has the ability to create filters. If any incoming messages match the filters, a page will be sent to the customer's alpha-numeric pager.

         The eNotify Calendar-Scheduler-Reminder Service is a highly effective, free itinerary, event scheduler and calendar that permits user group level security, thus allowing users to authorize associates, family or others to add, modify and/or delete events depending on their defined level of authorization. Any event in the calendar can be easily sent to an eNotify user by alpha pager, PCS phone, email or fax. eNotify can send notification at the moment of an event or at user-defined intervals, including multiple reminders up until the time of the event.

         In addition to the free eNotify service, we have developed the eNotify Application Monitor. The eNotify Application Monitor is a subscription based service. With this tool, a customer can monitor various Internet applications. This service allows the user to monitor their Internet service or network administrators to monitor routers, dial-in boxes and other equipment and all of their user services 24 hours a day, seven days a week. eNotify will log all service problems in a database, which allows the user to come back at a later date and note when outages occurred. We are incorporating eNotify into our Internet services package to enhance the level of service available to our customers.

Network Infrastructure

         We have four connections to the Internet. These include connections with BBN Corporation, Cable & Wireless USA, Inc., Sprint and Savvis Communications Corporation. These connections have the total physical capacity for over 300 MB of Internet traffic. All but the BBN Corporation connection are peering points utilizing Border Gateway Protocol to exchange full Internet routes. By maintaining an internal network in Texas and Oklahoma, we achieve a certain level of redundancy and tolerance to failures from any one carrier.

         We also maintain our own IP address space with 64 Class C addresses from ARIN. Our network contains the equivalent of 370 Class C addresses inclusive of address space utilized from our peering points. We utilize our own domain name servers and are an ICANN accredited domain registrar.

         We further provide Web site hosting and online commerce services by utilizing co-location racks at GTE's Genuity data center located in San Jose, California (MAE-West) and AT&T co-location space in Dallas, Texas. Our primary data center is located in downtown Oklahoma City, Oklahoma. We are in the process of adding an additional 1,000 square feet of data center space at our headquarters located at 14000 Quail Springs Parkway in Oklahoma City. This space will be connected to the downtown Oklahoma City space with a 10MB ethernet connection provided by Cox Communications. We intend to build out at least 10,000 square feet of data center space in 2001 and will connect such space to the other facilities utilizing the Cox fiber ring in Oklahoma City.

         We offer Internet access service through four Points of Presence ("POPs") in two states. Users located within local dialing range of a Catalog.com POP connect to the POP through telephone lines provided by the local telephone company. The POPs are connected to the Internet through our four Internet connections.

Sales and Marketing

         We market our Web site hosting and e-commerce products primarily through automated online order forms located at our www.catalog.com site. Potential customers are brought to our site by search engines and by advertising at sites dedicated to Web site hosting, such as www.ispcheck.com.

         We also have over 1,000 resellers that are primarily Web site developers and designers. These resellers receive a referral fee that ranges from 20% to 40% of the monthly fee actually charged to the customer.

         If the customer is purchasing a dedicated server, he is usually directed to an internal sales person to help him configure the server. Leads for dedicated servers are also generated through online advertising.

         We are in the process of building an outside sales force to target sponsoring organizations that will offer our Web site hosting and e-commerce solutions to the members of their organizations.

Strategic Relationships

         We are a Microsoft Solution Provider which permits us early access to Microsoft products and services. We are also a Cobalt True Blue Saphire partner which provides us the ability to purchase directly from Cobalt the server appliances we utilize for our Linux dedicated hosting solution. Cobalt also provides technical support to our dedicated server customers and marketing assistance in the form of co-marketing dollars to be used to sell our dedicated hosting solution.

Competition

         The  e-commerce   market  is  new,   rapidly   evolving  and  intensely
competitive. Because there are no substantial barriers to entry, we expect competition from both existing competitors and new market entrants in the future. We currently or potentially compete with a variety of companies. These competitors include:

o        a   significant   number  of  Web  site  hosting   service   providers,
         applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers;

o other companies with substantial customer bases in the computer and other technical fields; and

o a number of companies which offer Web site hosting and Internet services to consumers at no cost.

       Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Interland, Inc., Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink, Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation, and Navisite, Inc.

         We cannot assure you that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our inability to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations.

         We believe the principal competitive factors determining success in our markets include:

o        Technical expertise in developing advanced Web site hosting solutions;
o        Internet system engineering and technical expertise;
o Quality of service, including speed, network capability, scalability, reliability, security and functionality;
o        Brand name recognition;
o        Competitive pricing;
o        Ability to maintain and expand distribution channels;
o        Customer service and support;
o        Broad geographic presence;
o        A complete portfolio of services and products;
o        Timing of introductions of new and enhanced services and products;
o        Network security and reliability;
o        Financial resources; and
o        Conformity with industry standards.

         As a developing company, we may lack the financial and other resources, expertise or capabilities to capture increased market share in this environment in the future.

         Although it is impossible to quantify our relative competitive position in our market, many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, many of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions, consolidation opportunities and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

         As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could result in reduced margins or otherwise have a material adverse effect on our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures. For example, applications that select specific titles from a variety of Web sites may channel customers to online retailers that compete with us. Companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. In addition, vendors of information resources could provide direct access online. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

         We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a limited body of laws and regulations directly applicable to businesses that provide access or commerce on the Internet.

         The "Digital Millennium Copyright Act" became effective in October 1998 and provides a limitation on liability of online service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets certain other conditions. Since this law is new and does not apply outside of the U.S., we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires service providers to follow "notice and take-down" procedures and to meet other conditions to qualify to take advantage of the limitation on liability.

         We recently implemented these procedures and believe we meet the conditions to qualify for the protection provided by the Digital Millennium Copyright Act. Moreover, our customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of our services which, in our sole judgment is (1) in violation of any U.S. local, state or federal law or regulation, or infringes on the copyright of a third party, (2) fraudulent online marketing or sales practices, or (3) fraudulent customer information, including identification and payment information. Although this policy is designed to promote the security, reliability and privacy of our systems and network, we cannot be certain that our policy will accomplish this goal or effectively limit our liability.

         Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against online services companies and Internet access providers under both U.S. and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.

         Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, in October 1998, Congress passed the Child Online Privacy Protection Act, which sought to make it illegal to communicate, for commercial purposes, information that is harmful to minors. In February 1999, the U.S. District Court judge issued a preliminary injunction against the enforcement of the Child Online Protection Act on constitutional grounds. An appeal from the District Court's ruling is pending. While we cannot predict the ultimate outcome of this proceeding, even if the Child Online Protection Act is ruled unconstitutional, similar laws may be proposed, adopted, or upheld in the future. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

         The Children's Online Privacy Protection Act of 1998, and the rules promulgated by the Federal Trade Commission implementing the provisions of the act, regulate the collection, use or disclosure of personally identifiable information from and about children on the Internet by operators of Web sites or online services directed to children, and operators of general audience Web sites who knowingly collect information from children. The act and the FTC rules require the operators of such Web sites and online services to (1) provide notice of its information collection, use, and disclosure practices, (2) obtain parental consent prior to any collection, use or disclosure of personal information collected from children, (3) provide an opportunity for parental review of personal information collected from children and the right to prohibit further use or maintenance of that information, (4) not condition a child's participation in any online activity on disclosing more personal information than is necessary, and (5) to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children. An operator will be deemed to be in compliance with the requirements of the act and the FTC rules if the operator complies with any industry self-regulatory guidelines approved by the FTC. The FTC is authorized to bring enforcement actions and impose civil penalties for violations of the FTC rule. We may operate Web sites that are directed to children on behalf of some of our customers. The Children's Online Privacy Protection Act and the FTC rules implementing it went into effect on April 21, 2000. We have not yet taken affirmative steps to adopt or comply with any FTC-approved industry self-regulatory guidelines.

         In February 1995, the European Union adopted Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. Pursuant to this directive the 15 member countries of the European Union were required to pass specific privacy protection legislation by October 1998 regarding the collection and use of personally identifiable information. One section of the directive requires member states to ensure that personally identifiable information is only transferred outside of the EU to countries with adequate privacy protection. In response to the directive, the U.S. Department of Commerce has proposed seven "Safe Harbor" principles designed to serve as guidelines for U.S. companies. In light of the "Safe Harbor" principles, the EU announced in the fall of 1998 that it would avoid disrupting the exchange of information with the U.S. by allowing its member countries to transfer information to the U.S. so long as it continues good faith negotiations with the EU. However, if an EU member country determines that a Web site administered by a U.S. company has a significant presence in the country and is in violation of the "Safe Harbor" principles, it may nonetheless prosecute and sanction the U.S. company through its regulatory agency for improper data collection. Most EU member countries, including the United Kingdom, have enacted legislation consistent with the directive that has forced some U.S. companies to take actions to comply with the directive.

         Although we currently provide services over the Internet in the United Kingdom and other countries that are members of the EU, we have not taken affirmative steps to comply with the "Safe Harbor" principles announced by the U.S. Department of Commerce.

         While there currently are relatively few laws or regulations directly applicable to the Internet or to applications hosting providers, due to the increasing popularity of the Internet and Web-based applications it is likely that such laws and regulations may be adopted. These laws may cover a variety of issues including, for example, user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the future growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and Internet application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the U.S. and in the United Kingdom, and we facilitate the activities of our customers in those jurisdictions. As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence or employees or property there. The application of existing laws and regulations to the Internet or our business, or the adoption of any new legislation or regulations applicable to the Internet or our business, could materially adversely affect our financial condition and operating results.

Intellectual Property

         We rely on a combination of trademark, copyright and trade secret laws, as well as technical measures to establish and protect our proprietary rights. The Catalog.com trademark is registered in the U.S. We also have domain name registrations for "catalog.com," "catalog.net," "mycatalog.com," "dallas.net," "ethos.net," "enotify.com," "oklahoma.net" and "oklahoma.com," each of which we believe are material to our business. "Dallas Internet," "Ethos Internet," "eNotify," "eReceivables," and the Dallas Internet and Ethos Internet logos are other trademarks of Catalog.com. There can be no assurance that we will be able to secure significant protection for our service marks or trademarks. It is possible that our competitors or others will adopt product or service names similar to ours or other service marks or trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect the name "Catalog.com" adequately could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that the steps we take will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we may take, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property.

         We also rely on a variety of technologies that we license from third parties, including our database and Internet server software, which is used in our Web site to perform key functions. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.
                                       28

Employees

         As of May 22, 2000, we had 27 full-time employees and one part-time employee. We also utilize the services of contractors and consultants as needed. None of our employees is represented by a labor union, and we believe employee relations are good.

Facilities

         Our principal offices are located in Plano, Texas and Oklahoma City, Oklahoma and handle the majority of the administration and sales and marketing functions. Our properties are as follows:

                                                                      Area Occupied
           Location                   Purpose of Facility               (Sq. Ft.)               Owned or Leased

Plano, TX                            Office                                5,000                    Leased
Oklahoma City, OK                    Office/Data Center                    4,500                    Leased

Legal Proceedings

         We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

         Our directors and executive officers, and their ages and positions as of May 22, 2000, are as follows:

                    Name                    Age             Position

    Robert W. Crull                         38     Chairman, President and Chief Executive Officer
    David D. Gaither                        40     Chief Financial Officer
    Bill C. Miller                          38     Senior Vice President and Chief Technology Officer; Director
    D. Len Reeves                           36     Vice President of Customer Service and General Manager
    Rodric M. Phillips, Jr., M.D.           38     Director
    David E. Rainbolt                       44     Director

          Robert W. Crull has served as our Chairman, President and Chief Executive Officer since 1995. Prior thereto, Mr. Crull was director of Oracle Learning Architecture with Oracle Corporation from 1995 to 1996 where he was the executive responsible for developing Oracle's online education Internet offerings. Before that, he was with EDS Corp. and Perot Systems, Inc. Mr. Crull earned a B.S. from Oklahoma State University in 1985. Mr. Crull is a class III director whose term expires in 2003.

          David D. Gaither has served as our Chief Financial Officer since June, 1999. From 1987 to 1999 he served in various capacities with LSB Industries, Inc., most recently serving as Vice President Accounting. He received his B.S. in Accounting from Oklahoma Christian University in 1981. Mr. Gaither is a Certified Public Accountant.

          Bill C. Miller has served as our Chief Technology Officer and a director since our incorporation and was elected Senior Vice President in May 2000. For the 12 years prior to joining Catalog.com, Mr. Miller was with Rockwell International, Fidelity Investments, Perot Systems, Inc. and Oracle Corporation. Mr. Miller earned an M.S.E.E. from Southern Methodist University in 1988 and a B.S.E.E. from Oklahoma State University in 1984. He holds several communications-related patents. Mr. Miller is a class II director whose term expires in 2002.

          D. Len Reeves has served as our Vice President of Customer Service and General Manager since February 1995. Prior to joining Catalog.com, Mr. Reeves worked as a technical recruiter and hospital physician liaison with Jackson & Coker, a physician recruitment company. Mr. Reeves earned a B.A. in Business Management/Marketing from Harding University.

          Rodric M. Phillips Jr., M.D. has served as a director of Catalog.com since 1998. Dr. Phillips received his Doctorate in Medicine from the University of Oklahoma College of Medicine in 1988. He completed his residency in anesthesia in 1992, and has served as the Director of Anesthesia at Orthopedic Associates since 1996 and Northwest Surgical Hospital in Oklahoma City since 1998. Dr. Phillips is a class II director whose term expires in 2002.

          David E. Rainbolt has served as a director of Catalog.com since April 2000. He is currently President and Chief Executive Officer of BancFirst Corporation (an affiliate of BancFirst Investment Corporation), a position he has held since 1992. Prior to 1992, Mr. Rainbolt served as Executive Vice President and Chief Financial Officer for BancFirst. He has been a member of BancFirst's board of directors since 1984 and is a member of the board of directors of ZymeTx, Inc., a publicly-held biotechnology company. Mr. Rainbolt earned a B.B.A. in Finance from the University of Oklahoma in 1978 and an M.B.A. in Finance from Tulane University in 1979. Mr. Rainbolt is a class I director whose term expires in 2001.

Directors' Terms

         The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

Board Committees

         The Audit Committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of Catalog.com. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the Audit Committee.

         The Compensation Committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by Catalog.com. The Compensation Committee also administers our compensation plans. Mr. Crull, Dr. Phillips and Mr. Rainbolt are the members of the Compensation Committee.

Director Compensation

         Following this offering we will pay each of our outside directors $5,000 per year and $1,000 per meeting, and grant each director 10,000 stock options for each three-year term of service which will vest over three years.

Executive Compensation

                           Summary Compensation Table

         The following table sets forth the total compensation of our chief executive officer and each other executive officer whose total salary and bonus during the last three fiscal years exceeded $100,000 (each a named executive officer, and collectively, the named executive officers).

                                                                   Long-Term
Name and Principal Position        Annual Compensation           Compensation
                                                                  Securities
                                                                  Underlying
                                    Year        Salary              Options

Robert W. Crull                     1999       $180,000           40,000 (1)
Chief Executive Officer             1998        120,200              --
                                    1997         91,500              --

Michael J. McKay (2)                1999       $165,000           91,500 (2)
President                           1998          --                 --
                                    1997          --                 --

Bill C. Miller                      1999       $156,700           40,000 (1)
Senior Vice President               1998         99,200              --
and Chief Technology                1997         78,500              --
Officer
---------------------------
         (1) Vests at a rate of 25% per year on each of October 1, 2000, October 1, 2001, October 1, 2002 and October 1, 2003.

         (2) Mr. McKay's services as our President terminated on February 18, 2000. Mr. McKay's options must be exercised on or before June 18, 2000.

                          Option Grants in Fiscal 1999

         The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1999. We have not granted any stock appreciation rights.

                                Percent of Total
                            Number of Securities         Options Granted           Exercise
                             Underlying Options          to Employees in          Price Per          Expiration
     Name                       Granted(1)                 Fiscal  1999             Share                Date

     Robert W. Crull               40,000                     10.5%                 $4.95              10/1/04
     Michael J. McKay              51,500                     13.5%                 $2.50                (1)
                                   40,000                     10.5%                 $4.50                (1)
     Bill C. Miller                40,000                     10.5%                 $4.50              10/1/09
--------------------------

(1) Mr. McKay's services as our President terminated on February 18, 2000. Mr. McKay's options must be exercised on or before June 18, 2000.

         Aggregated Option Exercises in the Year Ended December 31, 1999
                                       31

                           And Year-end Option Values

         The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1999. None of the Named Executive Officers exercised options during the year ended December 31, 1999.

         The "Value of Unexercised In-the-Money Options" at December 31, 1999 is based on a value of $10.00 per share of our common stock, which is the minimum initial offering price, less the per share exercise price multiplied by the number of shares issued upon the exercise of the options.

                                                Number of Securities                     Value of Unexercised
                                               Underlying Unexercised                    In-the-Money Options
                                            Options at December 31, 1999                 at December 31, 1999
                                            ----------------------------                 --------------------

Name                                       Vested              Unvested             Vested            Unvested
----                                       ------              --------             ------            --------
Robert W. Crull                              --                 40,000                --              $202,000
Michael J. McKay                             --                 91,500                --               606,250
Bill C. Miller                               --                 40,000                --               220,000

Stock Option Plans

         1997 Stock Option Plan. Under the 1997 Stock Option Plan our employees and directors are eligible to receive awards of stock options. The 1997 Stock Option Plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

         Under the 1997 Stock Option Plan 200,000 shares of common stock are reserved for issuance (subject to anti-dilution and similar adjustments). Incentive stock options for 194,000 shares have been granted or exercised under the 1997 Stock Option Plan as of May 22, 2000.

         1999 Stock Option Plan. We have also established the 1999 Stock Option Plan, pursuant to which our employees and directors are eligible to receive awards of stock options. The 1999 Stock Option Plan provides for grants of "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified stock options."

         Under the 1999 Stock Option Plan, 340,000 shares of common stock are reserved for issuance (subject to anti-dilution and similar adjustments). Incentive stock options for 295,000 shares have been granted or exercised under the 1999 Stock Option Plan as of May 22, 2000.

Employment Agreements

         We have not entered into employment agreements with our executive officers, and the employment of such persons may be terminated at any time at the discretion of our board of directors. All of our employees have executed confidentiality agreements with us.

                        TRANSACTIONS WITH RELATED PARTIES

         On July 23, 1999, Catalog.com and eight lenders entered into a bridge loan agreement under which we issued bridge notes in the principal amount of $1,400,000 with an interest rate of 7.0% per annum. In August 1999, all outstanding bridge notes were converted into 311,114 shares of Series B preferred stock at a price of $4.50 per share. Rodric M. Phillips, Jr., M.D., one of our directors, held $150,000 in principal amount of bridge notes, which converted into 33,334 shares of Series B preferred stock.

         In February 1996, BancFirst Investment Corp. ("BIC") purchased 1,600,000 shares of common stock for an aggregate purchase price of approximately $468,000 or $0.2925 per share. In July 1998, in connection with a $300,000 subordinated debt financing provided by BancFirst, an affiliate of BIC, we issued 675,255 shares of Series A preferred stock in exchange for the 1,600,000 shares of common stock held by BIC. We redeemed the Series A preferred stock on July 29, 1999 in consideration of the payment of approximately $468,000 plus a mandatory dividend of approximately $28,000 and the issuance to BIC of 627,022 shares of common stock. As a part of the redemption of the Series A preferred stock, we repaid a loan from BancFirst in the amount of $300,000. David E. Rainbolt, one of our directors, is also a BIC director. On July 31, 1998 we also borrowed $1,000,000 under a U.S. Small Business Administration loan through BancFirst. As of March 31, 2000, total borrowings under this loan were approximately $722,000. We intend to repay the balance of this loan with proceeds of this offering.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of May 22, 2000, certain information with respect to the beneficial ownership of our equity securities by

o each person known by us to beneficially own more than (or own the right to eventually convert to more than) 5% of all equity securities outstanding;

o        each of our directors;

o        each of our executive officers; and

o        all of our directors and executive officers as a group.

         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options currently exercisable or exercisable on or before __________ __, 2000, are deemed outstanding for purposes of computing the percentage of ownership of each person holding such options and for all officers and directors as a group, but are not deemed outstanding in computing the percentage of any other person.

         Applicable percentage ownership in the following table is based on 4,189,530 shares of common stock outstanding as of May 22, 2000, which gives effect to the 2-for-1 stock split and is adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering.

         To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock option plans, there will be further dilution to new public investors.

         The numbers shown in the table below assume no exercise by the underwriters of their overallotment option. We have granted the underwriters an option to purchase up to 150,000 shares to cover overallotments, if any.


                                                                                     Percent of Class
                   Name and Address              Amount and Nature of          Before            After
Title of Class   of Beneficial Owner             Beneficial Ownership         Offering         Offering

Common        Robert W. Crull                     1,800,000   (1)             43.0  %          34.7  %
              14000 Quail Springs Parkway,
              Suite 3600
              Oklahoma City, OK  73134

Common        Bill C. Miller                         402,000   (2)              9.6  %           7.7  %
              6404 International Parkway,
              Suite 2200
              Plano, TX  75093

Common        Michael J. McKay                        91,500  (3)              2.2  %           1.7  %
              5414 Edlen Drive
              Dallas, Texas  75220

Common        BancFirst Investment Corporation       627,022                  15.0  %          12.1  %
              101 N. Broadway, Suite 460
              Oklahoma City, OK  73102

Common        Schloss Brothers, LP                   240,000                   5.7  %           4.6  %
              29 E. Maryland St.
              Indianapolis, IN  46205

Common        Rodric M. Phillips, Jr., M.D.          233,334  (4)              5.6  %           4.5  %
              14000 Quail Springs Parkway,
              Suite 3600
              Oklahoma City, OK  73134

Common        David E. Rainbolt                      627,022  (5)             15.0  %          12.1  %
              101 N. Broadway Ave.
              Oklahoma City, OK  73126

Common        Richmont Opportunity Fund, L.P.        250,044   (6)              6.0  %           4.8  %
              16251 Dallas Parkway, 7th Fl.
              Addison, TX  75001

Common        Jerral W. Jones Family Limited
              Partnership                            244,444 (7)                5.8 %           4.7  %
              One Cowboy Parkway
              Irving, TX  75063

All Directors and Officers as a Group (7 persons)  3,062,356                  73.1  %          59.0  %




-----------------------
(1) Excludes options to purchase 40,000 shares that become exercisable over a period of four years from October 1, 2000.

(2) Includes 2,000 shares held by Bill C. Miller as custodian for Jordan Marie Powell and Cameron Blaine Powell. Excludes options to purchase 40,000 shares that become exercisable over a period of four years from October 1, 2000.

(3) Mr. McKay's services as the President of Catalog.com  terminated on February
18,  2000.   Includes  91,500  shares  of  common  stock  subject  to  currently exercisable options.

(4) Excludes options to purchase 6,000 shares that become exercisable over a period of four years from October 1, 2000.

(5) Includes 627,022 shares beneficially owned by BIC. Mr. Rainbolt disclaims beneficial ownership of the shares held by BIC except to the extent of his pecuniary interest therein.

(6) Includes 42,268 shares beneficially owned by Richmont Opportunity Partners, Ltd., 5,600 shares beneficially owned by Richmont Asia-Pacific Limited and 22,222 shares of common stock subject to warrants held by Richmont Opportunity Management Partners, L.P.

(7) Includes 22,222 shares of common stock subject to warrants held by Pro Silver Star, Ltd.

                          DESCRIPTION OF CAPITAL STOCK

General

         Our certificate of incorporation authorizes the issuance of 19,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Immediately prior to this offering 3,395,332 shares of common stock and 794,198 shares of preferred stock were issued and outstanding. Upon completion of this offering, 5,189,530 shares of common stock and no shares of preferred stock will be outstanding. As of May 22, 2000, we had 19 holders of common stock and 21 holders of preferred stock.

         The following description of our capital stock does not purport to be complete. It is qualified in its entirety by reference to our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Oklahoma General Corporation Act.

Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to any preference granted to holders of any outstanding preferred stock, holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of funds legally available therefore. Holders of common stock have no cumulative voting, redemption or conversion rights. All of the outstanding shares of common stock are fully paid and nonassessable.

         The holders of Series B preferred stock which will convert to common stock at the closing of this offering have certain contractual "registration rights" which generally require us to register such common stock (i) under certain conditions upon request by the holders thereof; or (ii) at such time as we register any of our securities under the Securities Act for sale to the public.

Preferred Stock

         Our certificate of incorporation authorizes the board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations or restrictions on preferred shares. No shareholder authorization is required for the issuance of these shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of preventing a hostile takeover of Catalog.com, even if the takeover is considered to be desirable by the holders of common stock. Issuance of a series of preferred stock could otherwise adversely affect the voting power of the holders of common stock, and could serve to perpetuate the board of directors' control of Catalog.com under certain circumstances.

         No shares of preferred stock will be outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock at the closing of this offering and we currently have no plans that would result in the issuance of any shares of preferred stock.
                                       35

Registration Rights

         Upon completion of this offering the holders of approximately 1,533,972 shares of our common stock, and rights to acquire our common stock, will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933. Under the terms of an Amended and Restated Registration Rights Agreement we entered with the holders of those registrable shares, following the closing of this offering if we propose to register any additional securities under the Securities Act, we must notify the holders of such shares who will be entitled to have their shares of common stock included in the registration. In addition, the holders of the registrable shares are also entitled to specific demand registration rights. These demand registration rights permit the holders of 50% or more of such shares to require us, on up to two separate occasions, to file a registration statement with respect to their shares of common stock and to use our best efforts to cause the registration statement to be declared effective. Furthermore, under the Amended and Restated Registration Rights Agreement, subject to various conditions, the holders of registrable shares may require us to file an unlimited number of additional registration statements under the Securities Act on Form S-3.

         These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. Catalog.com is generally required to bear all of the expenses of all such registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Warrants

         At May 22, 2000 we had outstanding currently exercisable warrants to purchase 145,752 shares of our common stock at an exercise price of $4.50 per share, which expire as follows:

Shares Subject to Warrants                  Expiration Date
        5,000                                   8/2/02
       20,000                                   9/8/06
        8,000                                  4/12/04
       44,444                                  8/25/06
       68,308                                  12/1/05

                     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF
                  THE CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of our certificate of incorporation and bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

         Board of Directors Vacancies. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         Shareholder Action; Special Meetings of Shareholders. The certificate of incorporation further provides that (i) shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders; and (ii) special meetings of shareholders may be called only by the Chairman of the board of directors or a majority of the board of directors.

         Advance Notice Requirements for Shareholder Proposals and Director Nomination. The bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of Catalog.com's notice of annual meeting provided with respect to the previous year's annual meeting of shareholders; provided, that if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the shareholder, to be timely, must be so received not more than 90 days nor later than the later of
(1) 60 days prior to the annual meeting of shareholders, or (2) the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. The bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

         Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to certain limitations imposed by the American Stock Exchange. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Catalog.com by means of a proxy contest, tender offer, merger or otherwise.

         The Oklahoma General Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

         Our bylaws include certain provisions whereby our officers and directors are to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Oklahoma law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Oklahoma law, however, a director's liability cannot be limited for (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase redemption; or (iv) any transaction from which the director derives an improper personal benefit. Oklahoma law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         There is currently no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is UMB Bank, N.A.

American Stock Exchange Listing

          We intend to apply for listing our shares of common stock, subject to notice of issuance, on the American Stock Exchange under the symbol "____."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no market for our common stock, and we cannot predict the effect, if any, that sales of our common stock or the availability of common stock for sale will have on its market price.
Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of the common stock and impair our ability to raise capital through the sale of our equity securities in the future.

         Upon the closing of the offering, we will have an aggregate of 5,189,530 shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or conversion of outstanding warrants. Of the outstanding shares, all of the 1,000,000 shares sold in this offering will be freely tradable, except that any shares held by "affiliates" of Catalog.com, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Of the remaining 4,189,530 shares of common stock 1,680,720 will be deemed "restricted securities" as defined under Rule 144 and 2,508,810 shares are eligible for sale without restriction or further registration under Rule 144(k), unless they are held by "affiliates" of Catalog.com or subject to a "lock-up" agreement as summarized below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

o Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under the 1997 and 1999 Stock Option Plans;

o             At various times after 90 days from the date of this prospectus;

o After 180 days from the date of this prospectus (subject, in some cases to volume limitations); and

o             At various times after 180 days from the date of this prospectus.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

o 1% of the then-outstanding shares of common stock (approximately 52,000 shares immediately after the offering); or

o the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions.

         In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of Catalog.com, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

         As of the date of this prospectus, options to purchase a total of 481,500 shares of common stock are outstanding, of which 175,500 are currently exercisable. We intend to file a Form S-8 registration statement under the Securities Act shortly after the date of this prospectus to register all shares of common stock issuable under the 1997 and 1999 Stock Option Plans. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

         Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase and we have agreed to sell to such underwriters, the number of shares set forth opposite the name of such underwriters.

               Name                                          Number of Shares

               Institutional Equity Corporation
               Capital West Securities, Inc.

               Total

         The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

Public Offering Price and Dealers Concession

         The underwriters, for whom Institutional Equity Corporation and Capital West Securities, Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers, who are members of the National Association of Securities Dealers, Inc., at the public offering price less a concession not in excess of $ ___ per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $ ___ per share on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

Overallotment Option

         We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 150,000 additional shares of common stock from us on the same terms as set forth in this prospectus with respect to the 1,000,000 shares offered hereby. The underwriters may exercise such option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

Underwriters' Compensation

The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. We have agreed to pay the underwriters a commission of 10% of the per share offering price for shares sold to the public, and 7% of the per share offering price for shares sold to friends and family of our existing shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option to purchase additional shares of common stock.

                                                              Total
                                                    Without           With
                                     Per Share(1) Overallotment    Overallotment

Underwriting fees paid by us
Expenses payable by us
Deemed compensation paid by us
Total
__________
(1) Based on a per share commission of 10% of the offering price.


Indemnification of Underwriters

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Underwriters' Warrants

         Upon completion of this offering, we will sell to the underwriters, for there own accounts, warrants covering an aggregate of up to 100,000 shares of common stock exercisable at a price of _____ (115% of the offering price) per
share.  The  underwriters  will  pay  a  price  of  $0.001  per  warrant.   The
underwriters may exercise these warrants as to all or any lesser number of the underlying shares of common stock commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of these warrants require us to register the common stock for which these warrants are exercisable within one year of the date of this prospectus. These underwriters' warrants are not transferable by the warrant holders other than to officers and partners of the underwriters. The exercise price of these underwriters' warrants and the number of shares of common stock for which these warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events.

Lock-up Agreements

         In connection with this offering, our existing officers and directors and some of our shareholders, who will own a total of ______ shares of common stock after the offering, have entered into lock-up agreement pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Institutional Equity Corporation, which may, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Institutional Equity Corporation currently has no intention to allow any shares of the common stock to be sold or otherwise offered by Catalog.com prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Institutional Equity Corporation, in its sole discretion, may deem to be relevant. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144.

         In addition, we have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Institutional Equity Corporation, except that we may issue, and grant options to purchase, shares of common stock under our stock option plans.

Determining the Offering Price

         Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the underwriters' representatives. Among the factors considered in determining the initial public offering price were our record of operations, current financial condition, future prospects and markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

Stabilization and other Transactions

         In connection with the offering, Institutional Equity Corporation, on behalf of the underwriters, may overallot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Overallotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Institutional Equity Corporation, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the American Stock Exchange. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

Advisory Director

       We have agreed that upon the conclusion of this offering we will appoint to our board of directors one non-voting advisory director selected by the underwriters' representatives.

                                  LEGAL MATTERS

         The validity of the common stock in the offering will be passed upon for Catalog.com by Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma, which holds 23,810 shares of our common stock. Douglas A.
Branch, a shareholder and director of that firm, serves as our Secretary. Certain legal matters in connection with the offering will be passed upon for the underwriters by Bingham Dana, LLP.

                                     EXPERTS

         The financial statements as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    WHERE YOU CAN GET ADDITIONAL INFORMATION

         We filed with the SEC a registration statement on Form SB-2 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Catalog.com and the shares of common stock to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         You may read and copy all or any portion of the registration statement or any other information Catalog.com files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for listing on the American Stock Exchange such reports, proxy and information statements and other information may also be inspected at the American Stock Exchange office, located at 86 Trinity Place, New York, New York 10006-1872. We intend to furnish our shareholders with annual reports containing audited financial statements and make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                      Page

Catalog.com, Inc.

Report of independent public accountants...............................................................F-1
Balance sheets as of December 31, 1999 and March 31, 2000 (unaudited)..................................F-2
Statements of operations for the years ended December 31, 1998, 1999 and three-months ended March 31, 2000 and 1999 (unaudited)............................................F-4
Statement of stockholders' deficit for the years ended December 31, 1997, 1998,
     1999 and three-months ended March 31, 2000 (unaudited)............................................F-5
Statements of cash flows for the years ended December 31, 1998, 1999 and three-months ended March 31, 2000 and 1999 (unaudited).............................................F-6
Notes to financial statements..........................................................................F-7

Network Wizards

Report of independent public accountants...............................................................F-16
Statement of operations for the period from January 1, 1998 to July 30, 1998...........................F-17
Statement of cash flows for the period from January 1, 1998 to July 30, 1998...........................F-18
Notes to financial statements..........................................................................F-19

Report of Independent Public Accountants

To the Board of Directors of
    Catalog.com, Inc.:

After the 2 for 1 split of the common and Series B preferred  stock discussed in
Note 11 to Catalog.com's financial statements is effected, we expect to be in a position to render the following audit report.

                               ARTHUR ANDERSEN LLP


Oklahoma City, Oklahoma,
    February 18, 2000


We have audited the accompanying balance sheet of Catalog.com, Inc. (formerly Ethos Communications Corp.) (an Oklahoma corporation) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalog.com, Inc. as of December 31, 1999, and the results of its operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                               CATALOG.COM, INC.

                                 BALANCE SHEETS

                                                                                               December 31,     March 31,
ASSETS                                                                                             1999            2000
------                                                                                           --------        ------
                                                                                                               (Unaudited)

CURRENT ASSETS:
    Cash                                                                                       $  1,650,994     $  1,329,424
    Accounts receivable, net of allowance for doubtful accounts of $2,437                           119,251          165,634
    Prepaids and other                                                                                5,754           21,876
                                                                                               ------------     ------------

             Total current assets                                                                 1,775,999        1,516,934
                                                                                               ------------     ------------

PROPERTY AND EQUIPMENT:
    Computer equipment                                                                              882,850          974,488
    Furniture and fixtures                                                                          110,381          131,041
    Capital lease equipment                                                                         319,604          319,604
    Leasehold improvements                                                                           12,102           12,332
                                                                                               ------------     ------------
                                                                                                  1,324,937        1,437,465
      Less- Accumulated depreciation                                                               (779,417)        (867,262)
                                                                                               ------------     ------------

             Net property and equipment                                                             545,520          570,203
                                                                                               ------------     ------------

OTHER ASSETS:
    Customer list, net of accumulated amortization of $234,309                                      921,312          879,323
    Software development costs, net of accumulated amortization of $239,916                         189,873          193,740
    Domain names, net of accumulated amortization of $8,274                                         126,726          121,895
    Preferred stock issuance costs, net of amortization of $20,891                                  292,459          276,764
    Other                                                                                            53,773           56,253
                                                                                               ------------     ------------

             Total other assets                                                                $  1,584,143     $  1,527,975
                                                                                               ------------     ------------
             Total assets                                                                      $  3,905,662     $  3,615,112
                                                                                               ============     ============

                               CATALOG.COM, INC.

                                 BALANCE SHEETS

                                                                                               December 31,     March 31,
LIABILITIES AND STOCKHOLDERS' DEFICIT                                                              1999            2000
-------------------------------------                                                            --------        ------
                                                                                                               (Unaudited)

CURRENT LIABILITIES:
    Accounts payable                                                                           $    159,963     $    218,946
    Deferred revenue                                                                                318,496          342,066
    Other accrued liabilities                                                                         9,424            8,516
    Current maturities of long-term debt                                                            142,708          144,891
    Current maturities of capital lease obligations                                                  59,578           31,090
                                                                                               ------------     ------------

             Total current liabilities                                                              690,169          745,509
                                                                                               ------------     ------------

OBLIGATIONS DUE AFTER ONE YEAR:
    Long-term debt                                                                                  613,471          577,412

COMMITMENTS (Notes 4 and 5)

SERIES B PREFERRED, $.01 par value; 800,000 shares authorized, 794,198 shares issued
    and outstanding                                                                               3,573,891        3,573,891

STOCKHOLDERS' DEFICIT:
    Common stock, $.01 par value; 19 million shares authorized, 3,395,332 shares
    issued and outstanding                                                                          33,953           33,953

    Series A preferred stock, $.01 par value; 1 million shares authorized,
    no shares issued and outstanding                                                                      -                -
    Additional paid-in capital                                                                    1,056,924        1,056,924
    Retained deficit                                                                             (2,062,746)      (2,372,577)
                                                                                               ------------     ------------

             Total stockholders' deficit                                                           (971,869)      (1,281,700)
                                                                                               ------------     ------------

             Total liabilities and stockholders' deficit                                       $  3,905,662     $  3,615,112
                                                                                               ============     ============




The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                                                               Three Months Ended
                                                                Year Ended December 31,              March 31,

                                                                  1998           1999            1999           2000
                                                                -------        --------        -------        ------

                                                                                                     (Unaudited)

INTERNET AND ONLINE SERVICE REVENUES                           $ 1,912,744    $  2,837,683    $   629,989     $   898,387

OPERATING COSTS AND EXPENSES:
    Communications and operations                                  592,834         674,864        161,932         202,380
    Sales and marketing                                            136,511         528,742         22,649         206,264
    General and administrative                                     752,562       1,980,213        250,416         612,182
    Depreciation and amortization                                  389,135         585,832        114,981         172,008
                                                               -----------    ------------    -----------     -----------

             Total operating costs and expenses                  1,871,042       3,769,651        549,978       1,192,834
                                                               -----------    ------------    -----------     -----------

             Operating income (loss)                                41,702        (931,968)        80,011        (294,447)
                                                               -----------    ------------    -----------     -----------

OTHER (INCOME) AND EXPENSES:
    Interest expense                                                86,441         132,179         33,350          20,918
    Interest and other income                                       (5,061)        (47,385)        (1,183)        (21,229)
                                                               -----------    ------------    -----------     -----------

             Total other expenses (income)                          81,380          84,794         32,167            (311)
                                                               -----------    ------------    -----------     -----------

NET INCOME (LOSS)                                                  (39,678)     (1,016,762)        47,844        (294,136)

dividends on preferred stock                                       (25,432)        (84,573)       (15,259)        (15,695)
                                                               -----------    ------------    -----------     -----------

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS                (65,110)    (1,101,335)         32,585        (309,831)
                                                               ===========    ============      =========     ============
BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS           (.02)         (0.37)          .01               (.09)
                                                               ===========    ============      =========     ============
DILUTED NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS         (.02)         (0.37)          .01               (.09)
                                                               ===========    ============      =========     ============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                3,424,974       2,970,890      2,510,143       3,395,332
                                                               ===========    ============    ===========     ============
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              3,424,974       2,970,890      2,584,344       3,395,332
                                                               ===========    ============    ===========     ============




The accompanying notes are an integral part of these financial statements.

                                CATALOG.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                   Series A                              Additional                       Total
                                                Preferred Stock      Common Stock         Paid-in        Retained      Stockholders'
                                         ---------------------------- -------------------------

                                          Shares     Amount      Shares       Amount      Capital       Deficit          Deficit
                                       ----------    ---------- ---------   ----------    --------     -----------      ---------

BALANCE, DECEMBER 31, 1997                   -      $    -      4,108,810   $   41,088   $ 477,204    $ (524,301)    $      (6,009)

Exchange of common stock for redeemable
Convertible Series A preferred stock      675,255    433,085    (1,600,000)  (16,000)    (452,000)      (372,000)         (406,915)
Dividend on Series A preferred stock         -           -           -          -           -            (25,432)          (25,432)
Net loss                                     -           -           -          -           -            (39,678)          (39,678)
                                        ----------  ----------   ---------  ---------    --------    -------------     -------------

BALANCE, DECEMBER 31, 1998               675,255     433,085    2,508,810      25,088      25,204       (961,411)         (478,034)

Common stock issued                          -           -        259,500       2,595     604,905          -               607,500
Dividends on Series A preferred stock        -           -           -            -           -          (63,682)          (63,682)
Redemption of Series A preferred stock  (675,255)   (433,085)     627,022       6,270     426,815          -                     -
Dividend on Series B preferred stock         -           -           -            -           -          (20,891)          (20,891)
Net loss                                     -           -           -            -           -       (1,016,762)       (1,016,762)
                                       ----------  ----------   -----------   ---------  ------------ --------------   ------------

BALANCE, DECEMBER 31, 1999                   -           -      3,395,332      33,953   1,056,924     (2,062,746)         (971,869)

Dividend on Series B preferred
stock (unaudited)                            -           -          -          -              -          (15,695)          (15,695)
Net loss (unaudited)                         -           -          -           -             -         (294,136)         (294,136)
                                       ---------   ----------   -----------   -------  -- ---------  -------------     ------------

BALANCE, MARCH 31, 2000 (unaudited)          -      $    -      3,395,332    $ 33,953  $  1,056,924  $(2,372,577)    $  (1,281,700)
                                       ==========   ========== ===========  ========= ============    =============   =============



         The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   Three Months Ended
                                                               Year Ended December 31,                March   31,

                                                                1998            1999             1999               2000
                                                              --------        --------         --------           ------
                                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                        $    (39,678)   $ (1,016,762)   $     47,844     $   (294,136)
    Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operations-
        Depreciation and amortization                             389,135         585,832         114,981          172,008
        Changes in current assets and liabilities-
           Increase in accounts receivable                        (14,879)        (76,447)        (40,148)         (46,383)
           (Increase) decrease in prepaids and other               (1,337)          2,500          (1,224)         (16,122)
           Increase in accounts payable                            38,249          70,400          18,024           58,983
           Increase (decrease) in deferred revenue                 77,194          46,785          (4,105)          23,570
           Increase (decrease) in other accrued liabilities           222           4,030          (4,828)            (908)
                                                             ------------    ------------    ------------     ------------

               Net cash provided by (used in) operating
                activities                                        448,906        (383,662)        130,544         (102,988)
                                                             ------------    ------------    ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                            (52,290)       (515,139)        (34,756)        (112,528)
    Acquisition of web hosting assets                          (1,180,000)          -               -                -
    Acquisition of domain names                                   (10,000)       (125,000)          -                -
    Non-compete agreement                                         (10,000)          -               -                -
    Trademark registration                                          -              (6,751)          -                 (888)
    Software development costs                                   (166,917)       (107,436)        (20,162)         (38,705)
    Other non-current assets                                        -             (14,010)          -               (4,097)
                                                             ------------    ------------    ------------     ------------

              Net cash used in investing activities            (1,419,207)       (768,336)        (54,918)        (156,218)
                                                             ------------    ------------    ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of short-term debt                       -           1,400,000           -                -
    Repayment of note payable - shareholder                        (9,195)        (40,583)         (3,774)           -
    Repayment of long-term debt                                   (90,332)       (568,351)        (45,827)         (33,876)
    Proceeds from issuance of long-term debt                    1,274,062          44,964           -                -
    Payments of capital lease obligations                        (113,474)       (108,357)        (25,049)         (28,488)
    Proceeds from issuance of common stock                          -             607,500           -                -
    Proceeds from issuance of preferred stock                       -           1,860,541           -                -
    Deferred financing costs                                        -               -             (10,000)           -
    Redemption of Series A preferred stock                          -            (467,952)          -                -
    Series A preferred stock dividends                              -             (28,077)          -                -
                                                             ------------    ------------    ------------     ------------

             Net cash provided by (used in) financing
               activities                                       1,061,061       2,699,685         (84,650)         (62,364)
                                                             ------------    ------------    ------------     ------------

NET INCREASE (DECREASE) IN CASH                                    90,760       1,547,687          (9,024)        (321,570)

CASH, beginning of period                                          12,547         103,307         103,307        1,650,994
                                                             ------------    ------------    ------------     ------------

CASH, end of period                                          $    103,307    $  1,650,994    $     94,283     $  1,329,424
                                                             ============    ============    ============     ============

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid                                            $     81,646    $    132,041    $     33,350     $     20,918
    Income taxes paid                                        $      -        $      -        $      -         $      -

NON-CASH FINANCING ACTIVITIES:
    Series A preferred stock dividend                        $     25,432    $     35,605    $     15,259     $      -
    Series B preferred stock dividend                        $      -        $     20,891    $      -         $     15,695
    Conversion of short-term debt to Series B preferred
      stock                                                  $      -        $  1,400,000    $      -         $      -

         The accompanying notes are an integral part of these financial statements.

                               CATALOG.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:
   -------------

Catalog.com, Inc. (the "Company"), formerly Ethos Communications Corp., based in Oklahoma City, Oklahoma, was incorporated in Oklahoma on February 28, 1996, and provides Internet services including an online catalog search engine (Catalog.com), Internet access, web hosting and Internet application development. The Company conducts its business within one industry segment with web hosting customers in all 50 states and 50 foreign countries. Internet access services are provided in the Dallas/Ft. Worth, Texas, Oklahoma City and Tulsa, Oklahoma markets.

The Company is the successor to the operations of Washita Communications, LLC ("Washita"). Washita was owned by the current majority stockholders of Catalog.com. Effective February 29, 1996, the assets and liabilities of Washita and $468,000 from BancFirst Investment Corporation, were exchanged for common stock in the Company. On July 31, 1998, the Company purchased certain fixed assets, accounts receivable, web hosting assets and electronic commerce assets from a sole proprietor for $1.2 million ("Network Wizards Assets"). Included in these assets were the rights to the domain name "Catalog.com." Upon completion of this purchase, the Company began doing business as Catalog.com. Effective April 14, 1999, the Company changed its name to Catalog.com, Inc.

The Company's future success is dependent on continued growth in the use of the Internet and on its ability to retain existing customers while continuing to attract new customers. The market for Internet services is characterized by rapidly changing technology, standards, services and products. The Company's success will depend, in part, on its ability to market its services effectively, retain its customer base, and to continue to develop its technical infrastructure and solutions.

All per share amounts for the Company's common stock and Series B preferred stock have been retroactively adjusted to reflect the Company's stock split, discussed in Note 11.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Interim Financial Statements

The interim financial statements as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included.

Property and Equipment

Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:

                                                             Years

                   Computer equipment                         3
                   Furniture and fixtures                     5
                   Leasehold improvements                     5-6

Depreciation of property and equipment was approximately $229,500 and $284,000 for the years ended December 31, 1998 and 1999, respectively.

Software Development Costs

         The Company's online service is comprised of various features which contribute to the overall functionality of the Catalog.com website. The Company capitalizes costs incurred in the development of software used in the sale of its services. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. Research and development costs are expensed as incurred until technological feasibility of the software has been established. Once technological feasibility has been established, such costs are capitalized until the software is available for its intended use. Software development costs are amortized using the straight-line method over a maximum of three years or the expected life of the product, whichever is less. Accumulated amortization of $239,916 is deducted from software development costs on the accompanying balance sheet at December 31, 1999. Amortization expense relating to software development costs totaled approximately $85,000 and $119,000 during 1998 and 1999, respectively.

Effective January 1, 1998, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company's adoption of SOP 98-1 did not have a material effect on the Company's capitalization policy, operations or financial position.

Customer List

         Customer list capitalized cost relates to the portion of the total purchase price of the Network Wizards Assets purchased in 1998 allocated to the customer base acquired in the acquisition. Customer list is being amortized on a straight-line basis over a 7-year period. Amortization expense of the customer list during 1998 and 1999 totaled approximately $69,200 and $165,100, respectively.

Domain Names

Domain names capitalized cost consist of the purchase price paid by the Company to acquire rights to domain names such as "catalog.net," "mycatalog.com" and "catalog.com." Domain names are amortized on a straight-line basis over a 7-year period. Amortization expense for domain names during 1998 and 1999 totaled approximately $600 and $7,700, respectively.

Other Assets

Other assets consist primarily of trademark rights, deferred charges, and deposits. The trademark rights are net of accumulated amortization of $2,126, and are being amortized over 15 years. Deferred charges relate to costs incurred in connection with the Company's borrowing under the United States Small Business Administration loan. These costs are being amortized over the life of the loan and are shown net of accumulated amortization of $5,244 in the accompanying balance sheet. Deposits represent security deposits on the Company's leased facilities.

Revenue Recognition

Internet access and web hosting services, subscription and usage fees are earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are recorded as deferred revenue in the accompanying balance sheets.

No one customer accounted for 10% or more of net revenues during 1998 or 1999.

Advertising Costs

         Advertising costs are charged to operations when incurred. Advertising expense during 1998 and 1999 totaled approximately $12,800 and $335,000, respectively.

Income Taxes

Deferred income taxes are provided to reflect the future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred income tax assets and liabilities are computed using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the period in which the temporary differences are expected to be used. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

         The Company's financial instruments consist primarily of cash, trade receivables, trade payables, capital lease obligations and bank debt. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of capital lease obligations and bank debt approximates its carrying value based on the borrowing rates currently available to the Company for leases and bank loans with similar terms and maturities.

Concentration and Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

Loss Per Common Share

The Company computes basic and diluted loss per common share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the Company to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and all potentially dilutive common stock equivalents outstanding. Diluted loss per common share has been omitted because the impact of stock options, warrants and convertible preferred stock on the Company's loss per common share is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Comprehensive Loss

         In 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." Net loss for the periods ended December 31, 1998 and 1999, are the same as comprehensive loss defined pursuant to SFAS No. 130.

Business Segments

         The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Recently Issued Accounting Pronouncements

         In December 1999, the U.S. Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101), which clarifies the SEC's views on revenue recognition. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB101 and therefore, SAB101's adoption will have no material impact on the Company's financial condition, results of operations or cash flows.

3. LONG-TERM DEBT:
   ---------------

The Company's long-term debt at December 31, 1999, consists of the following:

          Line of credit agreement (a)                              $     -
          Promissory note with a stockholder (b)                          -
          SBA loan with a bank (c)                                     714,497
          Term loan with a bank (d)                                       -
          Note payable (e)                                              41,682
                                                                    -----------

                  Total long-term debt                                 756,179

                  Less- Current maturities                            (142,708)
                                                                     -----------

                  Long-term debt                                    $  613,471
                                                                     ===========

(a) In October 1996, the Company entered into a revolving line of credit agreement with a bank which is an affiliate of a stockholder of the Company. Under the revolving line of credit, the Company could borrow up to $100,000. Borrowings bear interest at a rate of 2% over the prime rate of larger commercial banks. The outstanding principal plus all accrued interest as of April 30, 1997, was due in 24 monthly payments beginning May 30, 1997, and continuing on the 30th day of each month until maturity on April 30, 1999. Borrowings under this agreement were secured by all furniture, fixtures, equipment, software, inventory and accounts of the Company. During 1999, the outstanding balance was paid in full and the line expired.

(b) In February 1996, the Company borrowed $64,000 under an unsecured promissory note, bearing no interest, with a stockholder of the Company. Principal payments of $3,556 were due monthly with the remaining balance due at maturity on December 1, 1997. On December 1, 1997, the note was amended to provide for 10% interest until paid in full with no stated maturity date or mandatory principal payments. During 1999, the outstanding balance was paid in full.

(c) On July 31, 1998, the Company borrowed $1,000,000 under a United States Small Business Association loan through a bank which is an affiliate of a stockholder of the Company. The note bears interest at a rate equal to Wall Street Journal prime plus 2.5% adjusted quarterly (10.75% at December 31, 1999). Principal and interest payments of $17,123 are due monthly until maturity on July 31, 2005. The note is secured by all assets of the Company and a personal guarantee of the Chief Executive Officer of the Company. During December 1999, the Company made an additional principal payment of $132,733 on the outstanding balance.

(d) On July 28, 1998, the Company borrowed $300,000 under a note payable to a bank which is an affiliate of a stockholder. The note bears interest at a 10% fixed rate with interest payments due monthly. Four principal payments of $60,000 were due annually beginning July 28, 1999, with a fixed principal and interest payment of $60,500 due at maturity on July 28, 2003. The note is secured by a personal guarantee of the Chief Executive Officer of the Company. During 1999, the outstanding balance was paid in full.

(e) In August 1999, the Company borrowed $44,965 under two unsecured notes payable with a finance company. The notes bear interest at a 10.26% fixed rate with interest and principal payments of $953 due monthly until maturity on July 31, 2004.

On July 23, 1999, the Company borrowed $1,400,000 under a bridge loan agreement with eight individuals (the "Bridge Loans"). The Bridge Loans bore interest at a fixed rate of 7.0% with interest payments due on the last day of the year. All principal, plus any accrued interest, was due on the earlier of a Qualified Private Placement or July 23, 2000. Upon certain conditions, the Bridge loans were convertible to preferred stock at a price per preferred share equal to $4.50, as adjusted for the stock split. Proceeds from the Bridge Loans were used to fund the required cash component of the Series A preferred stock redemption, pay all Mandatory and Accrued Dividends and pay off the $300,000 of outstanding indebtedness and accrued interest under the Company's term loan described in
(d). On August 25, 1999, the Bridge Notes were converted into 311,114 shares of Series B preferred stock.

The annual maturities of long-term debt at December 31, 1999, are as follows:

               2000                                            $   142,708
               2001                                                158,787
               2002                                                176,679
               2003                                                196,587
               2004 and thereafter                                  81,418
                                                                 -----------

               Total                                           $   756,179
                                                                ===========

4. CAPITAL LEASE OBLIGATIONS:
   --------------------------

         The Company leases computer equipment under three capital leases each expiring in 2000. The assets and liabilities under these capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

         Minimum future lease payments under capital leases as of December 31, 1999, are:

               2000                                                 $    60,871

               Less- Amount representing interest                        (1,293)
                                                                    -----------

               Present value of net minimum lease payment           $    59,578
                                                                     ===========

         Interest rates on capitalized leases vary from 7.05% to 7.31% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

5. COMMITMENTS:

The Company has operating leases on facilities and certain equipment. At December 31, 1999, lease rental commitments under noncancelable leases with original terms in excess of one year are as follows:

               2000                                                $    246,308
               2001                                                     214,182
               2002                                                     188,429
               2003                                                     182,029
               2004                                                     143,883
               2005 and thereafter                                       27,020
                                                                   ------------

               Total                                               $  1,001,851
                                                                    ============

6. INCOME TAXES:
   -------------

The differences between the provision for income taxes at the expected Federal statutory rates and the provision for income taxes recorded in the statements of operations are summarized as follows:

                                                       Year Ended December 31,
                                                       1998            1999
                                                     --------        ------

Federal income tax provision (benefit) at
statutory rates                                      $(13,490)    $(345,699)
State income taxes, net of Federal income tax
benefit                                                (1,591)      (40,670)
Nondeductible expenses                                  3,142         2,366
Tax exempt interest                                       -         (15,831)
Change in valuation allowance                          11,939       399,834
                                                   -----------     ---------
                  Provision for income taxes        $     -         $     -
                                                    ===========     ========

The significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, are as follows:

   Deferred tax assets:
      Deferred revenue                                         $   121,028
      Depreciation                                                  55,912
      Amortization of intangibles                                   44,852
      Net operating losses                                         332,263
      Other                                                          3,766
                                                               -----------

                  Gross deferred tax assets                        557,821
                                                               -----------

   Deferred tax liabilities:
      Other                                                            261
                                                               -----------

        Less- Valuation allowance                                 (557,560)
                                                               -----------

                  Total deferred tax assets                    $     -
                                                               ===========

A valuation allowance has been established due to the uncertainty of realizing certain loss carryforwards and other deferred tax assets. The establishment of the valuation allowance has not resulted in a current or deferred income tax provision or benefit. The valuation allowance was established in 1996 and increased in 1998 and 1999 because of temporary differences that increased the recorded deferred tax assets.

For income tax purposes, the Company has net operating loss carryforwards of approximately $874,000 which begin to expire in year 2013.

7. STOCKHOLDERS' DEFICIT AND PREFERRED STOCK:
   ------------------------------------------

Upon its incorporation, the Company was authorized to issue up to 40,000 shares of common stock and 10,000 shares of preferred stock, both classes with a par value of $1.00. On May 22, 1997, the Company's Board of Directors increased the total authorized number of shares to 20 million shares consisting of 19 million shares of common stock and 1 million shares of preferred stock. In addition, the par value on both classes of stock was changed to $.01 per share.

On May 28, 1997, the Company effected a 200 for 1 stock split of the Company's $.01 par value common stock. As a result of the split, 3,980,000 additional shares were issued, and additional paid-in capital was reduced by $20,000, offset by an increase in common stock at par.

On July 23, 1998, the Board of Directors designated 675,255 shares of the Company's $.01 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred"). Cumulative dividends on the Series A Preferred were to be declared annually and paid out of funds legally available at the rate per annum of $.0208 per share ("Mandatory Dividends". In addition, the holders of Series A Preferred Stock were to be entitled to receive, out of funds legally available, annual dividends at the rate per annum of $.0208 per share, when, as and if declared by the Board of Directors (the "Elective Dividend"). Unpaid Mandatory and Elective Dividends were to accrue from day to day, whether or not earned or declared, and were to be cumulative.

The Holder of the Series A Preferred Stock had the right at its option at any time prior to the issuance by the Company of a redemption notice or an initial public offering ("IPO") notice to convert all, but not less than all, of such shares of Series A Preferred into an equal number of fully paid and nonassessable shares of common stock.

The Company had the right at any time to redeem all, but not less than all, of the issued and outstanding shares of Series A Preferred Stock by paying $467,952 cash ($.693 per share) plus all unpaid dividends, whether or not declared, computed to such redemption date and issuing to the holders of Series A
Preferred a certain number of shares of common stock. The number of common shares required to be issued upon redemption by the Company was as follows:

                                                                    Number of
                    Redemption Date                               Common Shares

                    On or before July 31, 1999                          627,022
                    August 1, 1999 through July 31, 2000                835,966
                    August 1, 2000 through July 31, 2001              1,074,870
                    After July 31, 2001                               1,350,510

On July 28, 1998, the Company entered into a Share Exchange Agreement with a stockholder whereby the Company exchanged 675,255 shares of Series A Preferred for 1,600,000 shares of common stock held by the stockholder. As a result of the exchange, the Series A Preferred was valued at $1.24 per share with the cash redemption feature of $406,915. During 1998 and 1999, the Company recorded dividends of $25,432 and $35,605, respectively, associated with the cash redemption feature of the Series A preferred stock.

On April 2, 1999, the Company issued 252,000 shares of common stock, $.01 par value for $630,000.

On April 12, 1999, the Company's Board of Directors increased the total authorized number of shares of the Company to 21 million shares consisting of 19 million shares of common stock and 2 million shares of preferred stock.

On July 28, 1999, the Company redeemed and cancelled all outstanding shares of the Series A Preferred at a total redemption price of $467,952 in cash plus the issuance of 627,022 shares of common stock. In addition, the Company declared and paid cash dividends totaling $28,077.

On August 25, 1999, the Board of Directors designated 800,000 shares of the Company's $.01 par value preferred stock as Series B Convertible Preferred Stock ("Series B Preferred"). Dividends upon the Series B Preferred Stock shall be paid out of funds legally available annually beginning on August 1, 2001, at the rate per annum of $.27 per share ("Mandatory Dividend" and collectively the "Mandatory Dividends"). In addition, commencing on August 1, 2001, the holders of Series B Preferred shall be entitled to receive, out of funds legally available additional annual dividends at the rate per annum of $.27 per share, when, as and if declared by the Board of Directors. All dividends accrue from day to day, whether or not earned or declared and are cumulative from August 1, 2001.

The holders of the Series B Preferred have the right, at their option at any time, to convert any such shares of Series B Preferred into such number of shares of common stock as is obtained by multiplying the number of shares of Series B Preferred so to be converted by the conversion price of $4.50 per share, as adjusted for the 2 for 1 stock split. On July 31, 2004, the Company must redeem any outstanding shares of the Series B Preferred at a redemption price of $4.50 per share.

         On August 25, 1999, the Company entered into a Share Exchange Agreement with the bridge loan holders whereby the Company converted the $1.4 million of bridge loans into 311,114 shares of Series B Preferred Stock. During 1999, the Company also issued 483,084 shares of Series B Preferred for $1,860,541, net of issuance costs of $313,350. The Series B Preferred are recorded at their redemption value with the issuance cost reflected in other assets on the accompanying December 31, 1999 balance sheet. The preferred stock issuance costs are being amortized over a 5-year period as a preferred stock dividend.

As of December 31, 1999, the Company had outstanding warrants to purchase 25,000 and 112,752 shares of the Company's common stock and Series B preferred stock, respectively, each at a price of $4.50 per share. These warrants were issued at various dates from August through October of 1999, are exercisable upon issuance and expire at various dates through 2006.

8. PURCHASE OF WEB HOSTING ASSETS:
   -------------------------------

On July 31, 1998, the Company acquired substantially all of the assets of a web hosting business operated by a sole proprietor for $1.2 million ("Lottor Assets"). The acquisition was accounted for using the purchase method, with the purchase price allocated to assets and liabilities acquired based on their respective fair values at the date of acquisition and, accordingly, the accompanying statements of operations do not include any revenues or expenses related to the acquisition prior to the acquisition date. Of the total purchase price, approximately $10,000 was allocated to non-compete agreement, approximately $10,000 was allocated to domain name, and the remainder was allocated to customer list. Following are the Company's unaudited pro forma results for 1998 assuming the acquisition occurred on January 1, 1998 (in thousands):

      Pro forma:
        Net revenues                                                 $    2,206
        Net loss                                                     $     (221)
        Net loss applicable to common stockholders                   $     (246)
        Basic net loss applicable to common stockholders per common
          share                                                      $     (.07)

These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of the results of operations, which would have actually resulted had the purchase occurred on the date indicated, or which may result in the future.

9. EMPLOYEE BENEFIT PLAN:
   ----------------------

Effective January 1, 1998, the Company adopted a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). Contributions to the 401(k) Plan are made at the discretion of the Company. Any contributions are allocated to the participants' individual accounts based on the ratio of the participant's compensation to total participant compensation. Employees become eligible for participation in the 401(k) Plan upon employment with the Company and attaining the age of 21. Employees can make contributions to the 401(k) Plan up to 12% of their compensation. Upon a discretionary contribution by the Company, participants will vest in the Company contribution at a rate of 20% for each full year of continuous service beginning in year two of employment. Amounts forfeited are allocated annually to the remaining participants in the same manner as the Company's contribution. During 1998 and 1999, the Company made no discretionary contributions to the 401(k) Plan.

10. STOCK BASED COMPENSATION:
    -------------------------

On May 22, 1997, the Company's Board of Directors approved The Ethos Communication Corp., subsequently renamed Catalog.com, 1997 Stock Option Plan (the "1997 Plan") and set aside 200,000 shares of common stock to be reserved for issuance under the plan.

The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and loss per common share would have been reduced to the following pro forma amounts (in thousands of dollars):


                                                              1998             1999
                                                            --------         ------
      Net loss applicable to common stockholders:
         As reported                                       $   (65,110)    $  (1,101,335)
                                                           ===========     =============

         Pro forma                                         $  (105,135)    $  (1,524,973)
                                                           ===========     =============

      Basic net loss applicable to common stockholders
         per common share
         As reported                                       $    (0.02)     $       (0.37)
                                                           ==========      =============

         Pro forma                                         $    (0.03)     $       (0.51)
                                                           ==========      =============

Diluted net loss per common share has been omitted because the impact of common stock equivalents is anti-dilutive.

         On June 4, 1997, 132,000 options were granted with an exercise price of $1.00 per share. The exercise price was based upon the fair market value of a share of common stock at the date the option is granted. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant. Participants may exercise 100% of vested options in any given year. Each option may be exercised during a period of ten years from the date of the grant of the option.

         In March 1999, 7,500 vested stock options were exercised at $1.00 per share by an employee of the Company. In April and June 1999, an additional 29,000 and 61,500 stock options, respectively, were granted under the 1997 plan with a $2.50 per share exercise price. Of the stock options granted under the 1997 plan, 3,000 and 25,500 were subsequently forfeited in 1998 and 1999, respectively. No compensation expense was recognized for the grants.

         Effective October 1, 1999, the Company's Board of Directors approved the Catalog.com 1999 Stock Option Plan (the "1999 Plan") and set aside 340,000 shares of common stock to be reserved for issuance under the plan.

         In October 1999, 255,000 stock options were granted under the 1999 Plan with a $4.50 per share exercise price and 40,000 with a $4.95 per share exercise price. None of these options have been exercised or forfeited as of December 31, 1999, and no compensation expense was recognized for the grants. The options vest 25% per year beginning on the first anniversary of the date the options were granted such that options are fully vested four years from the date of the grant.

         11. SUBSEQUENT EVENT:
             -----------------

The Company is in the process of filing a form SB-2 registration statement to issue 1,000,000 shares of common stock to the public. Upon the registration becoming effective, a 2-for-1 stock split of both the common stock and the Series B Preferred stock will occur and the Series B Preferred will be converted to 794,198 shares of common stock. Per-share and share amounts relating to both common stock and Series B Preferred stock in the accompanying financial statements have been adjusted for the split.

Report of Independent Public Accountants

To Network Wizards:

We have audited the accompanying statements of operations and cash flows of Network Wizards ("Network Wizards") a sole proprietorship for the period from January 1, 1998, through July 30, 1998. These financial statements are the responsibility of Network Wizards' management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the operations and cash flows of Network Wizards for the period from January 1, 1998, through July 30, 1998, in conformity with accounting principles generally accepted in the United States.

Oklahoma City, Oklahoma,
    May 22, 2000

                                NETWORK WIZARDS

                            STATEMENT OF OPERATIONS
           FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998





REVENUES                                                            $   304,873

OPERATING COSTS AND EXPENSES:
    Communications and operations                                        27,662
    General and administrative                                          318,299
    Depreciation                                                         17,859
                                                                     -----------

             Total operating costs and expenses                         363,820
                                                                    -----------

NET LOSS                                                            $   (58,947)
                                                                    ===========




The accompanying notes are an integral part of this financial statement.

                                NETWORK WIZARDS

                            STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998




CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                         $     (58,947)
    Adjustments to reconcile net loss to net cash used in operations-
      Depreciation                                                                                          17,859
      Changes in current assets and liabilities-
        Increase in accounts receivable                                                                       (209)
        Increase in accounts payable                                                                        25,858
        Increase in deferred revenue                                                                           630
                                                                                                     -------------

               Net cash used in operating activities                                                       (14,809)
                                                                                                     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                                                      (4,046)
                                                                                                     -------------

CASH FLOWS FROM FINANCING ACTIVITIES                                                                         -
                                                                                                     -------------

NET DECREASE IN CASH                                                                                       (18,855)

CASH, beginning of period                                                                                   27,611
                                                                                                     -------------

CASH, end of period                                                                                  $       8,756
                                                                                                     =============




The accompanying notes are an integral part of this financial statement.

                                NETWORK WIZARDS

                   NOTES TO THE FINANCIAL STATEMENTS FOR THE
               PERIOD FROM JANUARY 1, 1998, THROUGH JULY 30, 1998



1. BASIS OF PRESENTATION:
   ----------------------

Mark Lotter, an individual doing business as "Network Wizards," is a sole proprietor that began operations in Menlo Park California in 1994. Network Wizards (the "Company") primarily provides web site hosting, consultation services and some custom construction of hardware components.

The Company's web hosting customers are located primarily throughout the United States and Japan. On July 31, 1998, all web hosting assets, including the rights to the Catalog.com domain name and the customer list of the Company, were sold to Ethos Communications Corp. for $1,200,000. Revenues associated with the web hosting assets totaled approximately $294,000 for the period of January 1, 1998, through July 30, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Property and Equipment

Property and equipment are recorded at cost. Major additions and improvements are capitalized at cost, while maintenance and repairs which do not extend the useful lives of the respective assets are expensed. When assets are sold or retired, cost and accumulated depreciation are removed from the respective accounts. Any gains or losses resulting from disposal are included in other income. Depreciation is provided over the assets' estimated useful lives using the straight-line method of depreciation. The estimated useful lives of assets are as follows:

                                                                          Years

                   Computer equipment                                        3
                   Furniture and fixtures                                    3

Revenue Recognition

Internet access and web hosting services encompass subscription and usage fees earned over the period services are provided which is generally one month to one year. Service fees are billed in advance and are recognized over the period the service is provided. Billings in advance of revenues being earned are deferred and recognized as revenue when earned.

For the period ended July 30, 1998, one customer accounted for approximately 35 percent of revenues.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, trade receivables and trade payables. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments.

Concentration and Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Concentration of credit risk with respect to trade receivables is limited as the outstanding total represents a large number of customers with individually small balances. The Company does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires Network Wizards to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Business Segments

         The Company operates in one business segment pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Income Taxes

No provision for income taxes is provided in the accompanying financial statements as income taxes, if any, are payable by the individual taxpayer under the Internal Revenue Code.

3. ALLOCATED COSTS:
   ----------------

Included in general and administrative expenses for the period ended July 30, 1998, is approximately $13,000 of costs associated with the use of the proprietor's home for conducting business. Also included in the allocated amount is depreciation for the home, home mortgage interest, real estate taxes and indirect utilities. Costs are allocated based upon the percentage of the home utilized in the conduct of business (35.41% during the period ended July 30, 1998).

4. PROPRIETOR COMPENSATION:
   ------------------------

The accompanying statement of operations for the period ended July 30, 1998, includes approximately $217,000 of compensation to the sole proprietor which is included in general and administrative expense.

                                     (LOGO)

                                CATALOG.COM, INC.

                                1,000,000 Shares

                                       of

                                  Common Stock

                           ---------------------------
                                   PROSPECTUS

                           ---------------------------






                              Institutional Equity

                                   Corporation

                                 1-877-467-7891

                          Capital West Securities, Inc.

                                 1-877-664-6644

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Catalog.com in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except the registration fee, and assume exercise of the underwriters' overallotment option.

                          SEC registration fee ........................$   4,008
                          NASD filing fees.............................    1,880
                          American Stock Exchange listing fee..........   20,000
                          Printing and engraving expenses..............   75,000
                          Legal fees...................................  100,000
                          Accounting fees and expenses.................   75,000
                          Blue Sky fees and expenses...................   10,000
                          Transfer Agent and Registrar fee.............    6,000
                          Miscellaneous expenses.......................   58,112
                                                                       ---------
                          TOTAL EXPENSES..............................  $350,000
                                                                        ========

Item 14. Indemnification of Officers and Directors

         The General Corporation Act of the State of Oklahoma grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Oklahoma statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Oklahoma statute provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

         Article VII of the Registrant's bylaws provides that the Registrant shall indemnify to the full extent permitted under the General Corporation Act of the State of Oklahoma any director, officer, employee, or agent of the Registrant.

         Article IX of the Registrant's certificate of incorporation exculpates the directors of the Registrant from and against certain liabilities. Article IX provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 1053 of the General Corporation Act of the State of Oklahoma regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and
(d) for any transaction from which the director derived an improper personal benefit.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. Catalog.com is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

         Catalog.com has sold and issued the following unregistered securities during the last three years, which have been adjusted to reflect the 2-for-1 split for all common stock approved by the board of directors on May 17, 2000:

         Since inception through May 22, 2000 (the most recent practicable date) we granted stock options to acquire an aggregate of 489,000 shares of our common stock at prices ranging from $1.00 to $4.95 to employees and directors pursuant to our 1997 and 1999 Stock Option Plans. These shares were issued in reliance in
Section 4(2) and rule 701 of the Securities Act of 1933.

         On June 18, 1997, August 29, 1997, and on September 3, 1997, we sold an aggregate 85,000 shares of common stock to seven non-accredited investors who were acquaintances of our president, two of our officers, and our president's brother and father, for an aggregate $85,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

         On October 30, 1997, we issued 23,810 shares of common stock to Phillips McFall McCaffrey McVay & Murrah, P.C., our legal counsel in consideration  for legal  services.  These  shares  were  issued in  reliance on
Section 4(2) of the Securities Act of 1933.

         On July 28, 1998 we issued 675,255 shares of Series A preferred stock to BancFirst Investment Corporation in exchange for 1,600,000 shares of common stock held by BIC pursuant to the terms of a Share Exchange Agreement between us and BIC. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On March 15, 1999, we issued 7,500 shares to a former employee upon the exercise of certain stock options at an exercise price per share of $1.00 held by such former employee. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On April 2, 1999, we issued 240,000 shares of common stock to Schloss Brothers, L.P. for an aggregate of $600,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

         On May 28, 1999, we issued 12,000 shares of common stock to Santa Fe Capital Group (NM), Inc. for an aggregate of $30,000 upon exercise of a warrant issued to Santa Fe Capital Group in connection with the private placement of shares closed April 1, 1999. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On July 28, 1999, we issued 627,022 shares of common stock to BIC in exchange for the redemption of all outstanding shares of Series A preferred stock at a redemption price of approximately $468,000. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On August 25, 1999 and September 11, 1999, we issued an aggregate of 794,198 shares of Series B preferred stock to 21 accredited investors for an aggregate offering price of $3,573,879. These shares were issued in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

         On August 2, 1999 we issued warrants to purchase 5,000 shares of common stock at an exercise price of $4.50 per share to Net Me Up. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On August 25, 1999 we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Richmont Opportunity Management Partners L.P. These warrants were issued in reliance on
Section 4(2) of the Securities Act of 1933.

         On September 8, 1999 we issued warrants to purchase 20,000 shares of common stock at an exercise price of $4.50 per share to Interactive Applications Group, Inc. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On September 10, 1999 we issued warrants to purchase 22,222 shares of Series B preferred stock at an exercise price of $4.50 per share to Pro Silver Star, Ltd. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On December 1, 1999 we issued warrants to purchase 68,308 shares of Series B preferred stock at an exercise price of $4.50 per share to Southwest Securities, Inc. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

         On April 12, 2000 we issued warrants to purchase 8,000 shares of common stock at an exercise price of $4.50 per share to The Towler Group L.L.C. These warrants were issued in reliance on Section 4(2) of the Securities Act of 1933.

         No underwriters were involved in connection with the sales of securities referred to in this Item 15, although we paid a fee to Southwest Securities, Inc. for placement agent services in connection with our sale of Series B preferred stock in August and September, 1999.

Item 16. Exhibits and Financial Statement Schedules

(a)......Exhibits.

1.1        Form of Underwriting Agreement(1).
3.1        Amended and Restated Certificate of Incorporation (2).
3.2        Amended and Restated Bylaws (2).
4.1        Specimen common stock certificate (2).
4.2        See Exhibits 3.1, and 3.2 for provisions defining the rights of holders of common stock.
4.3        Form of Warrant Agreement between us and the underwriters (1).
4.4        1999 Stock Option Plan (2).
4.5        1997 Stock Option Plan (2).
5.1        Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C., as the legality of the securities being registered (1).
10.1       Amended and Restated Registration Rights Agreement (2).
10.2       Amended and Restated Shareholder Agreement (2).
10.3       Loan Agreement dated July 31, 1998 between us and the U.S. Small Business Administration (2).
10.4       Asset Purchase Agreement dated July 9, 1998 between us and Mark K. Lotter (2).
10.5       Noncompetition Agreement dated July 31, 1998 between us and Mark K. Lotter (2).
10.6       Form of Lock-up Agreement (1).
10.7       Lease Agreement dated January 7, 1999 by and between us and CB Parkway Business Center, Ltd.(2).
10.8       First Amendment to Lease Agreement dated July 31, 1999 by and between us and CB Parkway Business Center(2).
10.9       Office Lease dated July 1999 by and between us and TMK Income Properties, L.P. (2).
23.1       Consent of Phillips McFall McCaffrey McVay & Murrah, P.C. (2).
23.2       Consent of Arthur Andersen LLP (2).
24.1       Powers of Attorney (see signature page).
27.1       Financial Data Schedule (2).
------------------------

(1) To be filed by amendment.
(2) Filed electronically herewith.


(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, Oklahoma, State of Oklahoma on this 26 day of May, 2000.

                                             CATALOG.COM, INC.
                                     By:  /s/ Robert W. Crull
                                          ___________________
                                             Robert W. Crull
                                     ------------------------------------------
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and/or officers of Catalog.com, Inc. hereby severally constitute and appoint Robert W. Crull and David D. Gaither, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of our equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dated stated:


         Signature                                    Title                                    Date

         /s/ Robert W. Crull                    President, Chief Executive             May 26, 2000
         ------------------------------
         Robert W. Crull                         Officer, Director

            /s/ David D. Gaither                 Chief Financial Officer                May 26, 2000
           -------------------------------
         David D. Gaither

         /s/ Bill C. Miller                      Senior Vice President and Chief        May 26, 2000
         -------------------------------
         Bill C. Miller                          Technology Officer, Director

         /s/ D. Len Reeves                       Vice President of Customer             May 26, 2000
         -----------------
             D. Len Reeves                        Service and General Manager

         /s/ Rodric M. Phillips, Jr., M.D.       Director                               May 26, 2000
         --------------------------------
         Rodric M. Phillips, Jr., M.D.

         /s/ David E. Rainbolt                   Director                               May 26, 2000
         ------------------------------
         David E. Rainbolt